Exhibit 10.1

ASSET PURCHASE AGREEMENT

BETWEEN

SUMMER VISTA ASSISTED LIVING, LLC

AND

HARDCOURT DEVELOPMENT NO. 2, LLC,

AS SELLERS,

AND

CHP II PARTNERS, LP,

AS PURCHASER

DATED AS OF FEBRUARY 16, 2017

TABLE OF CONTENTS

1.	DEFINITIONS		1

	1.1	DEFINITIONS	1

2.	PURCHASE AND SALE, ASSETS AND LIABILITIES		10

	2.1	PURCHASE AND SALE	10

	2.2	DESCRIPTION OF THE ASSETS	10

	2.3	EXCLUDED ASSETS	11

	2.4	RETAINED LIABILITIES	12

	2.5	ASSUMED LIABILITIES	12

3.	PURCHASE PRICE		12

	3.1	PURCHASE PRICE	12

	3.2	DEPOSIT	13

	3.3	PAYMENT OF PURCHASE PRICE	15

	3.4	ALLOCATION OF PURCHASE PRICE	15

4.	DUE DILIGENCE AND INSPECTION		15

	4.1	RIGHT TO INSPECT	15

	4.2	MATTERS RELATING TO TITLE	17

	4.3	ASSIGNMENT AND ASSUMPTION OF FACILITY CONTRACTS, TENANT LEASES, AND LICENSES AND PERMITS	19

	4.4	INVENTORY	19

	4.5	LICENSING	19

	4.6	PURCHASER’S ELECTION WHETHER OR NOT TO PROCEED	20

	4.7	RELEASE AND INDEMNIFICATION	20

	4.8	IMMEDIATE NEEDS	20

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5.	REPRESENTATIONS AND WARRANTIES		21

	5.1	SELLER’S REPRESENTATIONS AND WARRANTIES	21

	5.2	PURCHASER’S REPRESENTATIONS AND WARRANTIES	28

6.	COVENANTS		30

	6.1	CONFIDENTIALITY	30

	6.2	ASSESSMENTS	31

	6.3	CONDUCT OF THE BUSINESS	31

	6.4	LICENSES AND PERMITS	32

	6.5	TAX CONTESTS	32

	6.6	NOTICES AND FILINGS	33

	6.7	FURTHER ASSURANCES	33

	6.8	ESTOPPEL CERTIFICATE	34

	6.9	EXCLUSIVITY	34

	6.10	BULK SALES	34

	6.11	EMPLOYEES	34

	6.12	POST-CLOSING AUDIT	34

	6.13	NON-COMPETE AND RIGHT OF FIRST OFFER	34

	6.14	NON-SOLICITATION	35

	6.15	ACCESS TO INFORMATION	35

	6.16	SELLERS REMITTANCE OF FUNDS	36

	6.17	PURCHASER’S REMITTANCE OF FUNDS	36

	6.18	TRANSITION OF FACILITY AND BUSINESS	36

7.	CLOSING CONDITIONS		36

	7.1	PURCHASER’S CLOSING CONDITIONS	36

	7.2	FAILURE OF ANY PURCHASER’S CLOSING CONDITION	38

	7.3	SELLERS’ CLOSING CONDITIONS	39

	7.4	FAILURE OF SELLERS’ CLOSING CONDITIONS	39

8.	CLOSING		40

	8.1	CLOSING DATE	40

	8.2	CLOSING ESCROW	40

	8.3	SELLERS’ CLOSING DELIVERIES	40

	8.4	PURCHASER’S CLOSING DELIVERIES	42

9.	PRORATIONS AND EXPENSES		43

	9.1	CLOSING STATEMENT	43

	9.2	PRORATIONS	43

	9.3	CASH	45

	9.4	EMPLOYEES	45

	9.5	PURCHASER’S TRANSACTION COSTS	45

	9.6	SELLERS’ TRANSACTION COSTS	45

	9.7	ALLOCATION OF ACCOUNTS RECEIVABLE	45

10.	DEFAULT AND REMEDIES		47

	10.1	SELLERS’ DEFAULT	47

	10.2	PURCHASER’S DEFAULT	47

	10.3	LIQUIDATED DAMAGES	47

11.	RISK OF LOSS		47

	11.1	CASUALTY	47

	11.2	CONDEMNATION	48

	11.3	STOP ADMISSION ORDERS/HOLD ORDERS	48

12.	SURVIVAL, INDEMNIFICATION AND RELEASE		49

	12.1	SURVIVAL	49

	12.2	INDEMNIFICATION BY SELLER	49

	12.3	INDEMNIFICATION BY PURCHASER	49

	12.4	INDEMNIFICATION PROCEDURE	49

	12.5	MATERIALITY	50

	12.6	LIMITS ON SELLERS’ INDEMNIFICATION OBLIGATION	50

	12.7	EXCLUSIVE REMEDY FOR INDEMNIFICATION LOSS	51

	12.8	HOLDBACK	51

13.	TERMINATION		51

	13.1	TERMINATION	51

14.	MISCELLANEOUS PROVISIONS		51

	14.1	NOTICES	51

	14.2	TIME IS OF THE ESSENCE	52

	14.3	ASSIGNMENT	52

	14.4	SUCCESSORS AND ASSIGNS	53

	14.5	THIRD PARTY BENEFICIARIES	53

	14.6	RULES OF CONSTRUCTION	53

	14.7	SEVERABILITY	54

	14.8	GOVERNING LAW, JURISDICTION AND VENUE	54

	14.9	WAIVER OF JURY TRIAL	54

	14.10	ATTORNEYS’ FEES	54

	14.11	INCORPORATION OF RECITALS, EXHIBITS AND SCHEDULES	55

	14.12	ENTIRE AGREEMENT	55

	14.13	FURTHER ASSURANCES	55

	14.14	EFFECT OF DELAY AND WAIVERS	55

	14.15	AMENDMENTS, WAIVERS AND TERMINATION OF AGREEMENT	55

	14.16	EXECUTION OF AGREEMENT	55

14.17	TAX DISCLOSURES	55

14.18	LIABILITY OF INTEREST-HOLDERS IN SELLERS AND PURCHASER AND THEIR AFFILIATES	56

14.19	GOOD FAITH EFFORTS	56

14.20	POST-EXECUTION DISCLOSURES	56

v

List of Exhibits

Exhibit “A” – The Fee Premises

Exhibit “B” – Escrow Agreement

Exhibit “6.13” – ROFO Agreement

Exhibit “8.3.1” – Form of Seller’s Closing Certificate

Exhibit “8.3.2” – Form of Deed

Exhibit “8.3.3” – Form of Bill of Sale

Exhibit “8.3.4” – Form of Assignment and Assumption of Facility Contracts, Licenses and Permits, Tenant Leases and Resident Agreements

Exhibit “8.3.5” – Form of Assignment and Assumption of Intellectual Property

Exhibit “8.3.11” – Form of Tenant and Resident Notices

Exhibit “8.3.15” – Form of Seller’s Certificate

Exhibit “8.4.3” – Form of Purchaser’s Closing Certificate

List of Schedules

Schedule 2.2.5 – Tenant Leases/Rent Roll

Schedule 2.2.6 – Intellectual Property

Schedule 2.2.7 – Facility Contracts

Schedule 2.2.8 – Licenses and Permits

Schedule 2.2.13 – Rent Roll

Schedule 2.3.2 – Third-Party Assets

Schedule 5.1.3 – Current Manager Assets

Schedule 5.1.9 – Litigation

Schedule 5.1.26 – Financial Statements

Schedule 5.1.28 – Form of Resident Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of February 16, 2017 (the “Effective Date”), by and between SUMMER VISTA ASSISTED LIVING, LLC, a Florida limited liability company (“Summer Vista”), and HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company (“Hardcourt”, collectively Summer Vista and Hardcourt may hereinafter be referred to collectively as “Sellers” and individually as a “Seller”), and CHP II PARTNERS, LP, a Delaware limited partnership (“Purchaser”) (Sellers and Purchaser are at times hereinafter referred to individually as a “Party” and collectively as the “Parties”).

R E C I T A L S

A. Summer Vista owns and operates the senior living facility commonly known as the “Summer Vista Assisted Living Community” (the “Facility”), and leases from Hardcourt the Real Property (as defined below) from which the Facility is operated. Summer Vista and Hardcourt are both wholly-owned subsidiaries of ALF Investor Group, LLC, a Florida limited liability company (“ALF”).

B. Summer Vista entered into a Management Agreement dated November 1, 2014 with SRI (as defined below) to operate the Facility on behalf of Summer Vista (the “Current Management Agreement”).

C. Purchaser desires to purchase, and Sellers desire to sell, the Assets, as defined herein, relating to the Facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration, including the promises, covenants, representations and warranties hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally and equitably bound, agree as follows.

1. DEFINITIONS

1.1 Definitions. In addition to the terms defined in the body of this Agreement, the following terms will have the following meanings in this Agreement:

“Affiliate” means two entities are “Affiliates” if:

(a) one of the entities is a Subsidiary of the other entity;

(b) both of the entities are Subsidiaries of the same entity; or

(c) both of the entities are Controlled by the same Person.

“ALF” has the meaning set forth in the recitals of this Agreement.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Applicable Laws” means (i) all federal, state, and local statutes, laws, common law, rules, regulations, ordinances, codes, guidances, policies, or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority of competent jurisdiction, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Assets” has the meaning set forth in Section 2.2 of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.5 of this Agreement.

“Bankruptcy Code” has the meaning set forth in Section 5.1.16 of this Agreement.

“Books and Records” has the meaning set forth in Section 2.2.12 of this Agreement.

“Business Day” means any day other than (i) a Saturday, Sunday or any United States federal legal holiday, or (ii) any day on which banks in Florida are not open for business.

“Business” means the assisted living and memory care facility currently being operated by Summer Vista on the Real Property, or any portion thereof, and all activities related thereto.

“Casualty” has the meaning set forth in Section 11.1 of this Agreement.

“Closing” has the meaning set forth in Section 8.1 of this Agreement.

“Closing Date” means the date on which the Closing takes place.

“Closing Escrow” has the meaning set forth in Section 8.2 of this Agreement.

“Closing Escrow Agreement” has the meaning set forth in Section 8.2 of this Agreement.

“Closing Statement” has the meaning set forth in Section 9.1 of this Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Condemnation” has the meaning set forth in Section 11.2 of this Agreement.

“Compete” has the meaning set forth in Section 6.13 of this Agreement.

“Consumables” has the meaning set forth in Section 2.2.4 of this Agreement.

“Contracts” means any written or oral indenture, mortgage, deed of trust, lease, licensing agreement, contract, commitment, instrument or other legally binding agreement with respect to the Business.

“Control” means:

(a) the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (i) the shareholders of the corporation, in the case of a corporation, (ii) the shareholders of the general partner, in the case of a limited partnership, or (iii) the equity holders or other voting participants of a Person that is not a corporation or limited partnership; or

(b) the right to elect or appoint, directly or indirectly, a majority of (i) the directors of the corporation, in the case of a corporation, (ii) the directors of the general partner, in the case of a limited partnership, or (iii) the Persons who have the right to manage or supervise the management of the affairs and business of a Person that is not a corporation or limited partnership,

(c) and “Controlled” has a corresponding meaning.

“Covered Person” has the meaning set forth in Section 6.13 of this Agreement.

“Crossover Claim” has the meaning set forth in Section 2.4 of this Agreement.

“Cut-Off Time” has the meaning set forth in Section 9.2 of this Agreement.

“Current Manager” means SRI Management, LLC, and its affiliates.

“Current Management Agreement” has the meaning set forth in the recitals of this Agreement.

“Deed” means the deed to be delivered by Hardcourt to Purchaser pursuant to Section 8.3.2.

“Deposit” has the meaning set forth in Section 3.2.1 of this Agreement.

“Duplantis” means Patrick Duplantis, in his capacity as a Director of each Seller.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“Employees” means at the time in question all Persons employed full-time and part-time by or for the benefit of Summer Vista or the Current Manager in connection with the operation of the Business.

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with (i) the presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Materials over, on, in, under or from the Real Property, or any portion thereof, or (ii) any violation of any Environmental Laws with respect to the Assets.

“Environmental Laws” means all Applicable Laws relating to industrial hygiene or to environmental or unsafe conditions or to human health including, but not limited to, those relating to the generation, manufacture, storage, handling, transportation, disposal, release, emission or discharge of Hazardous Materials, including those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to the Assets, including, without limitation, the Real Property, or any portion thereof, and those relating to the atmosphere, soil, surface and ground water, wetlands, stream sediments and vegetation on, under, in or about the Assets, including, without limitation, any portion of the Real Property.

“Environmental Liabilities” means all Liabilities under any Environmental Laws arising from or in connection with the Assets, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential presence, spill, leak, emission, discharge or release of any Hazardous Materials, pollution, contamination or radiation into any water, soil, sediment, air, Improvements or other environmental media.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute and any applicable regulations, ratings and guidance issued pursuant thereto.

“Escrow Agent” means Title Company, acting in its capacity as escrow agent pursuant to the terms hereof, or such other escrow agent as is mutually acceptable to Sellers and Purchaser.

“Escrow Agreement” means the escrow agreement pursuant to which the Escrow Amount will be held and disbursed after Closing, which escrow agreement shall be in the form attached hereto as Exhibit “B”.

“Escrow Amount” shall mean the sum of SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($600,000.00) to be delivered at Closing by Sellers to Escrow Agent and to be held in escrow for the periods and in the manner provided by the Escrow Agreement.

“Exception Cure Period” has the meaning set forth in Section 4.2.1 of this Agreement.

“Excluded Assets” has the meaning set forth in Section 2.3 of this Agreement.

“Facility” has the meaning set forth in the recitals of this Agreement.

“Facility Contracts” has the meaning set forth in Section 2.2.7 of this Agreement.

“FDIC” has the meaning set forth in Section 3.2.2 of this Agreement.

“Fee Premises” means that certain real property more particularly described as such on Exhibit “A” attached hereto.

“First Deposit” has the meaning set forth in Section 3.2.1 of this Agreement.

“Fixtures” has the meaning set forth in Section 2.2.2 of this Agreement.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied on a basis consistent with the application of such principles in the Financial Statements.

“General Intangibles” has the meaning set forth in Section 2.2.11.

“Governmental Authority” or “Governmental Authorities” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Hazardous Materials” means petroleum and petroleum products, flammable explosives, radioactive materials (excluding radioactive materials in smoke detectors), polychlorinated biphenyls, radon, lead/asbestos in any form, hazardous waste, toxic or hazardous substances, molds, microbiological agents, and other related materials whether in the form of a chemical, biologic, element, natural agent, compound, solution, mixture or otherwise, all to the extent identified, managed, regulated or governed by Environmental Law, including, but not limited to, those materials defined under Environmental Laws as “hazardous substances,” “extremely hazardous substances,” “hazardous chemicals,” “hazardous materials,” “toxic substances,” “solid waste,” “toxic chemicals,” “air pollutants,” “toxic pollutants,” “hazardous wastes,” “extremely hazardous waste,” or “restricted hazardous waste”.

“Immediate Needs” has the meaning set forth in Section 4.8 of this Agreement.

“Improvements” means all buildings, structures, and improvements located on or affixed to the Fee Premises, including all fixtures which constitute real property under Applicable Law.

“Indemnification Loss” means, with respect to any Indemnitee, any Liability, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Indemnification Claim” has the meaning set forth in Section 12.4.1 of this Agreement.

“Indemnitee” has the meaning set forth in Section 12.4.1 of this Agreement.

“Indemnitor” has the meaning set forth in Section 12.4.1 of this Agreement.

“Inspection Period” means the period beginning on the Effective Date and ending at 5:00 p.m., Eastern Standard Time, on the forty-fifth (45th) day following the Effective Date.

“Inspections” means any inspections, examinations, tests, investigations, or studies of the Assets, including, without limitation, the Real Property, the Improvements or the Business, conducted by or on behalf of Purchaser (or any Affiliate thereof).

“Intellectual Property” means all works of authorship, including without limitation, all literary works, pictorial, graphic and sculptural works, architectural works, software, works of visual art, and any other work that may be the subject matter of copyright protection and all worldwide registrations thereof; any trademarks, service marks, property names (including, without limitation, the names as defined in Section 5.1.30), brand names, trade dress, trade names, designs and any other word, symbol, device, product configuration, slogan or any combination thereof used to distinguish or identify goods or services that may be the subject matter of trademark protection, including all worldwide applications and registrations therefore and associated goodwill; any patents, invention disclosures or inventions, including all processes, machines, manufactures and compositions of matter, designs and any other invention that may be the subject matter of patent protection, and all worldwide statutory or other legal protection obtained or obtainable therein, including without limitation all published and granted patents and pending applications and provisionals, reissues, divisionals, renewals, extensions, continuations, and continuations-in-part, design patents and industrial design registrations; all domain names, URLs, websites, social media presence and accounts, and all data, content, “look and feel”, operating and underlying code or software of all websites; all trade secrets, proprietary information, data, and knowledge and experience of a technical, commercial or administrative nature, including all proprietary information, know-how, information processes, operating, maintenance and other manuals, data and databases, computer programs, including all documentation, design specifications, and flowcharts, operational and other plans, schematics and drawings, customer data and lists, advertising, marketing and product concepts and campaigns and other valuable or proprietary information or data; and all worldwide statutory protection obtained or obtainable thereon on all of the preceding; all rights to enforce, enjoin or sue, any claims, judgments, causes of action or other legal and equitable rights and remedies arising out of or related to any infringement, misappropriation or violation of any of the foregoing; and all right, title and interest to claim royalties, residuals, damages and other remuneration for use of any of the foregoing rights.

“Liability” means any liability, obligation, damage, loss, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, and “Liabilities” has a corresponding meaning.

“Licenses and Permits” has the meaning set forth in Section 2.2.8 of this Agreement.

“Licensing Approval Email” has the meaning set forth in Section 7.1.13 of this Agreement.

“Licensing Approvals” has the meaning set forth in Section 4.5 of this Agreement.

“Management Agreement” means the Management Agreement to be entered by Purchaser and the Current Manager to operate the Facility effective as of the Closing Date

“New Report Defect” has the meaning set forth in Section 4.2.3 of this Agreement

“New Survey Defect” has the meaning set forth in Section 4.2.3 of this Agreement.

“New Title Exception” has the meaning set forth in Section 4.2.3 of this Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with Sellers’ past custom and practice for the applicable Business (including with respect to maintaining a sufficient supply of inventory), taking into account the seasonality of the Business and such other facts and circumstances in existence from time to time.

“Other Assets” has the meaning set forth in Section 2.2.15 of this Agreement.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Person” means any natural person, firm, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Permitted Exception” has the meaning set forth in Section 4.2.1 of this Agreement.

“Personal Property” has the meaning set forth in Section 2.2.3 of this Agreement.

“Plan” means a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

“Plans and Specifications” has the meaning set forth in Section 2.2.9 of this Agreement.

“Prorations” has the meaning set forth in Section 9.2 of this Agreement.

“Purchase Price” has the meaning set forth in Section 3.1 of this Agreement.

“Purchaser” has the meaning set forth in the opening paragraph of this Agreement.

“Purchaser’s Closing Certificate” means that certain document, the form of which is attached hereto as Exhibit “8.4.3”, to be delivered by Purchaser at Closing.

“Purchaser’s Closing Condition Failure” has the meaning set forth in Section 7.2 of this Agreement.

“Purchaser’s Closing Conditions” has the meaning set forth in Section 7.1 of this Agreement.

“Purchaser’s Closing Deliveries” has the meaning set forth in Section 8.4 of this Agreement.

“Purchaser’s Default” has the meaning set forth in Section 10.2 of this Agreement.

“Purchaser’s Documents” has the meaning set forth in Section 5.2.2 of this Agreement.

“Purchaser’s Due Diligence Reports” means all studies, reports and assessments prepared by any Person for or on behalf of Purchaser and at Purchaser’s direction (other than any internal studies, reports and assessments prepared by any of Purchaser’s employees, attorneys or accountants) in connection with the Inspections.

“Purchaser’s Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” means any Person that conducted any Inspections for or on behalf of Purchaser or any Affiliate thereof.

“Real Property” means, collectively, the Fee Premises and the Improvements.

“Resident” means any person occupying a portion of the Facility pursuant to a Resident Agreement.

“Resident Agreements” has the meaning set forth in Section 2.2.13 of this Agreement.

“Retained Liabilities” has the meaning set forth in Section 2.4 of this Agreement.

“ROFO Agreement” has the meaning set forth in Section 6.13 of this Agreement.

“Second Deposit” has the meaning set forth in Section 3.2.1 of this Agreement.

“Seller” or “Sellers” has the meaning set forth in the opening paragraph of this Agreement.

“Sellers’ Closing Certificate” means that certain document, the form of which is attached hereto as Exhibit “8.3.1”, to be delivered by each Seller at Closing.

“Sellers’ Closing Condition Failure” has the meaning set forth in Section 7.4 of this Agreement.

“Sellers’ Closing Conditions” has the meaning set forth in Section 0 of this Agreement.

“Sellers’ Closing Deliveries” has the meaning set forth in Section 8.3 of this Agreement.

“Sellers’ Default” has the meaning set forth in Section 10.1 of this Agreement.

“Seller’s Documents” has the meaning set forth in Section 5.1.2 of this Agreement.

“Sellers’ Due Diligence Materials” means all documents and materials provided by Sellers to Purchaser, pursuant to this Agreement or otherwise, together with any copies or reproductions of such documents or materials.

“Sellers’ Knowledge” means the actual knowledge of Duplantis after commercially reasonable investigation, including inquiry of the Current Manager.

“Seller’s Indemnitees” means with respect to each Seller and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Subsidiary” means, in respect of any Person:

(a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (i) such Person, (ii) such Person and one or more subsidiaries of such Person, or (iii) one or more subsidiaries of such Person; or

(b) any limited or general partnership, joint venture, limited liability company or other entity as to which (i) such Person, (ii) such Person and one or more of its subsidiaries, or (iii) one or more subsidiaries of such Person owns, more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof), of such limited or general partnership, joint venture, limited liability company or other entity, as the case may be.

“Survey Defects” has the meaning set forth in Section 4.2.1 of this Agreement.

“Survey” means the survey of the Real Property, or any portion thereof, to be obtained by Purchaser, at Purchaser’s option, during the Inspection Period.

“Tax” or “Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on Seller with respect to any of the Assets, including without limitation, the Business, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement.

“Tenant Leases” has the meaning set forth in Section 2.2.5 of this Agreement.

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person that is not an Affiliate of the Person in question.

“Third-Party Estoppels” has the meaning set forth in Section 6.8 of this Agreement.

“Title Commitment” has the meaning set forth in Section 4.2.1 of this Agreement.

“Title Company” means Fidelity National Title Insurance Company, whose address is 2400 Maitland Center Parkway, Suite 2400, Maitland, Florida, 32751, Attention: Sam Sobering.

“Title Exceptions” has the meaning set forth in Section 4.2.1 of this Agreement.

“Title Notice” has the meaning set forth in Section 4.2.1 of this Agreement.

“Title Policies” has the meaning set forth in Section 4.2.4 of this Agreement.

“Unpermitted Exceptions” has the meaning set forth in Section 4.2.1 of this Agreement.

“Warranties” has the meaning set forth in Section 2.2.10 of this Agreement.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

2. PURCHASE AND SALE, ASSETS AND LIABILITIES

2.1 Purchase and Sale. Each Seller agrees to sell the Assets owned by such Seller to Purchaser and Purchaser agrees to buy the Assets from Sellers, all in accordance with the terms and conditions set forth in this Agreement.

2.2 Description of the Assets. In this Agreement, the term “Assets” means all of the following, but expressly excluding the Excluded Assets:

2.2.1 Real Property. The Real Property;

2.2.2 Fixtures. All fixtures located on, attached to and/or forming a part of the Real Property, other than those which constitute the Improvements (the “Fixtures”);

2.2.3 Personal Property. All tangible personal property, including, without limitation, any and all furniture, equipment, machinery, tools, and appliances, located at the Real Property or used in connection with the Business (the “Personal Property”);

2.2.4 Consumables. All food, liquor, wine, consumable supplies and inventories of every kind owned by Sellers as of the Closing Date and located at and used in connection with the operation of the Business (the “Consumables”);

2.2.5 Tenant Leases. All of Sellers’ right, title and interest in and to all leases, subleases, licenses, concessions and similar agreements granting to any other Person the right to use or occupy any portion of the Real Property (other than the Resident Agreements), a complete listing of which is attached hereto as Schedule 2.2.5, except to the extent rejected by Purchaser pursuant to Section 4.3 hereof (the “Tenant Leases”), together with all security deposits held by Seller thereunder;

2.2.6 Intellectual Property. Any and all Intellectual Property relating to the Business, including, without limitation, the Intellectual Property identified on Schedule 2.2.6;

2.2.7 Facility Contracts. To the extent assignable or transferable, all of Sellers’ right, title and interest in and to any Contracts and any Contracts in the name of Current Manager, a complete listing of which is attached hereto as Schedule 2.2.7 (which listing shall include a notation as to any contracts pursuant to which Duplantis has provided a guaranty), except to the extent rejected by Purchaser pursuant to Section 4.3 (the “Facility Contracts”), together with all deposits made or held by Seller thereunder; provided, however, that if any Contracts are in the name of Current Manager, the same shall be included in Schedule 2.2.7 as Facility Contracts and Seller shall cause Current Manager to assign the same to Purchaser at Closing if requested by Purchaser;

2.2.8 Licenses and Permits. To the extent assignable or transferable, all of Sellers’ right, title and interest in and to any licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by Sellers with respect to any of the Assets, including, without limitation, all such licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority necessary for the use, operation, or occupancy of the Real Property (or any portion thereof) or the Business, a complete listing of which is attached hereto as Schedule 2.2.8, except to the extent rejected by Purchaser pursuant to Section 4.3 (the “Licenses and Permits”), together with any deposits made by Sellers thereunder;

2.2.9 Plans and Specifications. To the extent assignable or transferable, all of Sellers’ right, title and interest in and to any plans and specifications, blue prints, architectural plans, engineering diagrams and similar items which specifically relate to any portion of the Real Property (the “Plans and Specifications”);

2.2.10 Warranties. To the extent assignable or transferable, all warranties and guaranties held by Sellers with respect to any of the Assets (the “Warranties”);

2.2.11 Intangible Assets. To the extent assignable or transferable, all of Sellers’ right, title and interest in and to any and all drawings, surveys, environmental and soil reports, telephone and facsimile numbers listed in directories, customer and supplier lists and files, guest lists, credit records, labels, security codes, all records and sales and other customer data, and any unexpired guaranties or warranties (the “General Intangibles”);

2.2.12 Books and Records. Copies of all of Sellers’ books and records which relate to any of the Assets or the Business, but expressly excluding all documents and other materials which are legally privileged or constitute attorney work product or an Excluded Asset pursuant to Section 2.3.5 (the “Books and Records”);

2.2.13 Resident Agreements. The interest of the Summer Vista in, to and under all resident agreements or similar contracts granting to any other Person the right to use or occupy any portion of the Real Property (other than Tenant Leases), a complete listing of which is attached hereto as Schedule 2.2.13, together with all security deposits held by Summer Vista thereunder (the “Resident Agreements”); and

2.2.14 Goodwill.    Goodwill of the Business;

2.2.15 Other Assets. All other assets, rights, and interest of Sellers in and to the Fee Premises, Improvements or Business, not constituting Excluded Assets (the “Other Assets”).

2.3 Excluded Assets. Notwithstanding anything to the contrary in Section 2.2, the following property, assets, rights and interests (the “Excluded Assets”) are excluded from the Assets:

2.3.1 Cash. Except for deposits expressly included in Section 2.2, all cash on hand or on deposit in any operating account or other account or reserve maintained in connection with the Real Property or the Business;

2.3.2 Third-Party Assets. Any removable fixtures, personal property or intellectual property owned by third-parties and more particularly set forth on the attached Schedule 2.3.2;

2.3.3 Accounts Receivable. Seller’s accounts receivable and rents receivable accruing prior to the Cut-Off Time;

2.3.4 Unwanted Assets. Any other assets of Sellers that, notwithstanding their inclusion within the definition of Assets, Purchaser specifically declines to accept by written notice to Sellers prior to the expiration of the Inspection Period; and

2.3.5 Certain Sellers Records. Sellers (i) tax and general accounting records in connection with the Business and minute and corporate record books (but, as to which Sellers agrees to give Purchaser reasonable access); and (ii) records of employee payroll and benefits related to Persons hired or contracted for by Purchaser or Current Manager;

2.4 Retained Liabilities. The parties acknowledge that Purchaser is acquiring the Assets only and, as such, Purchaser shall not have any obligations or liabilities concerning or in any way relating to, arising or accruing from the ownership or operation of the Business prior to the Closing Date, unless the same are explicitly assumed pursuant to the terms of this Agreement (“Retained Liabilities”). Notwithstanding the foregoing, if an obligation or liability concerns or in any way relates to, arises or accrues from the ownership or operation of the Business both prior to the Closing Date and on and after the Closing Date (“Crossover Claim”), then the term Retained Liability shall only include the obligations and liabilities with respect to such Crossover Claim which occurred prior to the Closing Date. For example, if a lawsuit alleging damages and liability based upon a pattern of Resident treatment occurring before and following the Closing Date results in a judgment against both Sellers and Purchaser, Sellers’ Retained Liability shall be for the portion of such damages allocable to the period prior to the Closing Date. The rights and obligations of the Parties under this Section 2.4 shall survive the Closing.

2.5 Assumed Liabilities. At Closing, Purchaser shall assume (i) all Liabilities under the Tenant Leases, Facility Contracts, Licenses and Permits and Resident Agreements that are not Retained Liabilities and that arise or accrue on or after the Closing Date, and (ii) the payment of Taxes and property owner association assessments, if any, which arise or accrue on or after the Closing Date (“Assumed Liabilities”). The rights and obligations of the Parties under this Section 2.5 shall survive Closing.

3. PURCHASE PRICE

3.1 Purchase Price. The purchase price for the Assets is TWENTY-ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 Dollars ($21,500,000.00) (the “Purchase Price”), subject to adjustment at Closing as expressly set forth in this Agreement.    The amount of the Purchase Price allocated to the Real Property pursuant to Section 3.4 shall be paid at Closing to Hardcourt, and the amount of the Purchase Price allocated to any Assets other than the Real Property shall be paid to Sellers as directed by Sellers in writing to Purchaser prior to Closing; provided, however, that Sellers agree to provide a sufficient amount of the Purchase Price to Summer Vista in order for the Escrow Amount to be able to be deducted from the Purchase Price payable to Summer Vista pursuant to Section 12.8.

3.2 Deposit.

3.2.1 Deposit. Within two (2) Business Days after the Effective Date, Purchaser shall deliver to Escrow Agent the sum of ONE HUNDRED FIFTY THOUSAND AND NO/100 Dollars ($150,000.00), which shall be held by the Escrow Agent as a deposit under this Agreement (the “First Deposit”). Unless this Agreement is terminated prior to the expiration of the Inspection Period, whereupon the First Deposit shall be promptly returned by Escrow Agent to the Purchaser, Purchaser shall, within three (3) Business Days following the expiration of the Inspection Period, deposit with the Title Company an additional sum equal to ONE HUNDRED FIFTY THOUSAND AND NO/100 Dollars ($150,000.00)(the “Second Deposit”) in good funds either by certified bank or cashier’s check or by federal wire transfer. The First Deposit and the Second Deposit (together totaling $300,000.00), together with any interest earned thereon as provided herein, shall hereinafter be referred to collectively as the “Deposit”.

3.2.2 Maintenance of Deposit. The Deposit shall be held by the Escrow Agent in an interest-bearing account and the rate of interest shall be the rate provided on the account by the applicable depository. All interest will accrue to Purchaser and be reported to the Internal Revenue Service for the account of Purchaser with the address provided herein and taxpayer identification number of 36-4813948. The Deposit shall be held by Escrow Agent pursuant to the terms and conditions of this Agreement with such changes thereto as may be agreed to by Seller and Purchaser pursuant thereto. The Deposit shall be fully refunded to Purchaser upon termination of this Agreement by Purchaser prior to the expiration of the Inspection Period and otherwise if this Agreement is terminated by Purchaser in accordance with any right of Purchaser to do so under this Agreement. Otherwise, it shall be non-refundable to Purchaser except as expressly provided in this Agreement. If the Deposit is to be paid to Sellers under the provisions of this Agreement, Escrow Agent shall pay the Deposit on the terms and conditions set forth herein pro rata to Sellers in proportion the Purchase Price is payable to each Seller pursuant to Section 3.1 in the manner or as otherwise directed in writing by Sellers. Escrow Agent shall not be responsible for any penalties, or loss of principal or interest or any delays in the withdrawal of the Deposit which may be imposed by the depository as a result of the making or redeeming of the investment pursuant to the instructions of Purchaser and Sellers, nor shall Escrow Agent be liable for any loss or impairments of funds while those funds are in the course of collection or while those funds are on deposit in a financial institution if such a loss or impairment results from the failure, insolvency or suspension of such financial institution. Escrow Agent is not responsible for levies by taxing authorities based on the taxpayer identification number used to establish the account. Purchaser and Sellers are aware of the Federal Deposit Insurance Corporation (“FDIC”) coverage limits for each individual depositor. Further, Purchaser and Sellers understand that Escrow Agent assumes no responsibility for any loss that occurs due to any individual depositor’s account balance exceeding the amount, if any, insured by the FDIC, and Purchaser and Sellers will not hold Escrow Agent liable for any such loss. Purchaser and Sellers further understand that certain banking instruments are not covered at all by FDIC insurance. The Deposit held by Escrow Agent shall be subject to the provisions of Chapter 717, Florida Statutes.

3.2.3 Disbursement of Deposit to Sellers. At Closing, Purchaser shall cause the Escrow Agent to disburse the Deposit to Sellers as set forth in Section 3.2.2, and Purchaser shall receive a credit against the Purchase Price in the amount of the Deposit.

3.2.4 Refund of Deposit to Purchaser. The Deposit shall be nonrefundable to Purchaser except in the case of a Sellers’ Default, the failure to occur of a Purchaser’s Closing Condition, or as otherwise expressly set forth herein. Subject to Section 3.2.6, in any instance where Purchaser has the discretion to elect to terminate this Agreement, and in fact does elect to terminate this Agreement, Escrow Agent shall return the Deposit to Purchaser no later than two (2) Business Days after notice of such termination is given to Escrow Agent by Purchaser.

3.2.5 Forfeiture of Deposit. Subject to Section 3.2.6, and in accordance with Section 10.2, if Purchaser’s Default occurs and remains uncured beyond any applicable cure period, upon the expiration of such cure period and Sellers election to terminate this Agreement pursuant to Section 10.2, Purchaser shall forfeit the Deposit and Escrow Agent shall disburse the Deposit to Seller no later than two (2) Business Days after the expiration of such cure period. In such case, pursuant to Section 10.2, the Deposit shall be Sellers’ sole and exclusive remedy, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.

3.2.6 Disagreements Regarding Deposit. If Escrow Agent shall be unable to determine at any time to whom the Deposit should be paid or if a dispute should develop between Sellers and Purchaser concerning the disposition of the Deposit, then in any such event, Escrow Agent shall pay the Deposit in accordance with the joint (or consistent) written instructions of Sellers and Purchaser. In the event that such joint (or consistent) written instructions shall not be received by Escrow Agent within ten (10) Business Days after Escrow Agent shall have served written requests for such joint (or consistent) written instructions upon Sellers and Purchaser, Escrow Agent shall have the right to pay all of the Deposit into a court of competent jurisdiction in Orlando, Florida and to interplead Sellers and Purchaser in respect thereof; and, thereafter, Escrow Agent shall be discharged of any further or continuing obligations in connection with the Deposit.

3.2.7 Escrow Agent’s Costs and Expenses. If costs and expenses (including attorneys’ fees) are incurred by Escrow Agent because of litigation or any dispute between Sellers and Purchaser arising out of the holding of the Deposit, the non-prevailing party in such dispute shall reimburse Escrow Agent for reasonable costs and expenses incurred. Sellers and Purchaser hereby agree and acknowledge that Escrow Agent assumes no Liability in connection with the holding or investment of the Deposit pursuant hereto, except for the negligence or willful misconduct of Escrow Agent and its employees and agents. Escrow Agent shall not be responsible for the validity, correctness or genuineness of any document or notice referred to herein; and, in the event of any dispute under this Agreement relating to the disposition of the Deposit, Escrow Agent may seek advice from its own counsel and, provided that Escrow Agent tenders the Deposit into a court of competent jurisdiction in Orlando, Florida, Escrow Agent shall be fully protected in any action taken in good faith in accordance with the opinion of Escrow Agent’s counsel. Sellers and Purchaser hereby agree and acknowledge that the Escrow

Agent assumes no Liability in connection with the holding or investment of the Deposit pursuant hereto, and Sellers and Purchaser hereby agree to indemnify and hold Escrow Agent harmless from and against all Liability, costs, damages, including court costs and attorney’s fees, which Escrow Agent may in good faith sustain or incur in connection with this Agreement, except for the gross negligence or willful misconduct of Escrow Agent and its employees and agents.

3.3 Payment of Purchase Price.

3.3.1 Payment at Closing. At Closing, Purchaser shall pay to Sellers by wire transfer an amount equal to the Purchase Price (as set forth in Section 3.1 and adjusted pursuant hereto), less the Deposit (as allocated among Sellers pursuant to Section 3.2) and the Escrow Amount (as allocated among Sellers pursuant to Section 12.8). Purchaser shall cause the wire transfer of funds to be received by Escrow Agent no later than 5:00 p.m. (Eastern Time) on the Closing Date.

3.3.2 Payment of Escrow Amount. At Closing, Purchaser shall deliver by wire transfer of funds the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

3.3.3 Method of Payment. All amounts to be paid by Purchaser to Sellers pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

3.4 Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated between the Real Property and the Personal Property for transfer tax purposes as determined by Purchaser in Purchaser’s sole and absolute discretion. Except as set forth in the preceding sentence, each Party shall allocate the Purchase Price among the Assets as determined by such Party in its sole and absolute discretion; provided, however, in no event shall any Party allocate less than seventy percent (70%) of the Purchase Price to the Real Property; provided, further, in no event shall any Party allocate more than FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00) to the noncompetition provision set forth in Section 6.1.3 of this Agreement.

4. DUE DILIGENCE AND INSPECTION

4.1 Right to Inspect. At all times prior to Closing, Purchaser and Purchaser’s Inspectors shall, subject to reasonable advance notice to the Sellers, have the right to enter upon the Real Property and to perform, at Purchaser’s expense, such Inspections of and concerning the Assets, and other tests, studies, reviews and investigations, as Purchaser may deem appropriate. Purchaser shall have the right to meet and interview upon two (2) Business Days’ notice, with the Sellers present if Sellers so elect, any managers or employees of the Facility to discuss the Business, including the revenues, expenses, operation and physical condition of the Assets. In addition, Purchaser shall have the right, but not the obligation, to contact such Governmental Authorities as it may elect in connection with the transactions contemplated by this Agreement. Purchaser shall undertake commercially reasonable efforts to ensure that the Inspections shall not unreasonably interfere with the operation of the Business. To the extent in any Seller’s possession or control, within three (3) Business Days of the Effective Date Sellers shall furnish to Purchaser copies of all information with respect to the Assets, each of which will be a true, correct and complete copy of the document it purports to be, including but not limited to the following:

(i) All Warranties which are still in effect to which Seller may be entitled to make a claim;

(ii) All Licenses and Permits;

(iii) The most recent real estate tax statements with respect to the Real Property, if any;

(iv) Surveys, engineering and architectural plans, drawings and specifications relating to the Real Property (or any portion thereof), as applicable, including, without limitation, the Plans and Specifications;

(v) All Contracts;

(vi) Copies of the Books and Records;

(vii) All Tenant Leases and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable in connection therewith which will be binding on Purchaser;

(viii) A copy of each form of Resident Agreement currently in effect;

(ix) Three (3) years of certified or audited Facility-level financial statements for the Facility; and

(x) All other information and documentation that Purchaser may reasonably request in writing regarding the Assets.

From the Effective Date through Closing, Sellers shall cooperate with Purchaser in the conduct of its inspections and review of the Assets and shall answer any questions of Purchaser and provide updates of the rent rolls and other financial information provided as set forth above or otherwise in the Agreement as the same are produced or at the request of Purchaser and in any event five (5) Business Days prior to Closing. Purchaser and Purchaser’s Inspectors shall take all reasonable precautions to minimize the impact on the Assets of any Inspections. With respect to physical Inspections of the Assets to be conducted by Purchaser (e.g., environmental inspections), Purchaser shall retain professional third-party consultants to complete such Inspections and shall require such third-party consultants to maintain liability insurance coverage for their activities that is consistent with liability insurance coverage customarily maintained by similar professional third-party consultants. Such third-party consultants will be notified of and advised to comply with the confidentiality provisions set forth in this Agreement. If Purchaser or Purchaser’s Inspectors intend to take any sample from the Real Property in connection with any physical investigations permitted herein, then Purchaser shall give reasonable advance notice to the Sellers to enable Sellers to have the opportunity to simultaneously obtain a similar sample in order to allow Sellers, if Sellers so choose, to perform their own analysis. Purchaser shall, immediately after any entry, inspection or test, restore the Assets, in all material respects and at its sole cost, to the condition which existed immediately prior thereto (to the extent practicable), including replacing paving and landscaping. The foregoing restoration obligations of Purchaser shall survive the Closing or earlier termination of this Agreement.

4.2 Matters Relating to Title.

4.2.1 State of Title. Purchaser may obtain a current title commitment (the “Title Commitment”) with respect to the Real Property, together with legible copies of all title exception documents.    Purchaser may also obtain, at its own cost, Surveys during the Inspection Period. Within ten (10) Business Days after the date of receipt by Purchaser of the Title Commitment and Surveys, but in any event prior to the expiration of the Inspection Period, Purchaser may submit to Sellers a written Notice from Purchaser (“Title Notice”) specifying any alleged defects in or objections to the title shown in the Title Commitment or the Survey. Any matters to which Purchaser objects in the Title Notice shall constitute “Title Exceptions”, and any survey defects to which Purchaser objects in the Title Notice shall constitute “Survey Defects” (the Title Exceptions and Survey Defects shall collectively be referred to as the “Unpermitted Exceptions”). Sellers shall notify Purchaser in writing within five (5) Business Days of receiving the Title Notice (the “Exception Cure Period”) whether Hardcourt will cure any Unpermitted Exceptions set forth in the Title Notice and, if Hardcourt elects to cure such Unpermitted Exceptions, Hardcourt shall do so at its own expense (the failure to so notify Purchaser within such five (5) Business Days being deemed an election to cure such Unpermitted Exceptions). Upon Purchaser’s failure to timely object, all matters shown on the Title Commitment or on the Surveys shall not need to be cured by Hardcourt (each a “Permitted Exception”). Any matter which Hardcourt elects not to cure shall also be deemed a Permitted Exception unless Purchaser elects to terminate this Agreement by written notice to Sellers within ten (10) days after Purchaser receives written notice of Hardcourt’s election not to cure such objection in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4 and Sellers shall have no obligation to reimburse Purchaser for any out-of-pocket expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement. If Hardcourt elects to cure any or all of the Unpermitted Exceptions, but is unable to complete the cure of such Unpermitted Exceptions before Closing, Purchaser shall have the right, in its absolute discretion, to elect, upon written notice to Sellers, to either (a) defer the Closing Date for a reasonable period not exceeding sixty (60) days to give Hardcourt an opportunity, to either (i) cure such Unpermitted Exceptions, or (ii) if Purchaser, in its sole and absolute discretion agrees to accept affirmative title insurance coverage with respect to such Unpermitted Exceptions, provide the Title Company such assurances as the Title Company requires to insure Purchaser against any loss arising from such Unpermitted Exceptions, or (b) to proceed pursuant to Section 4.2.2 below. Failure by Purchaser to deliver the notice referred to in the immediately preceding sentence shall be deemed an election under (b) above.

4.2.2 Failure of Title. If on the Closing Date title to the Fee Premises and Improvements are not insurable by the title company or are subject to any Unpermitted

Exceptions, Purchaser may elect, as its sole right and remedy, either (i) to take such title to the interests as can be conveyed, with no abatement of the Purchase Price (except for abatement to the extent of monetary liens of a definite, fixed and ascertainable amount), or (ii) to terminate this Agreement and proceed pursuant to Section 10.1 below; provided, however, notwithstanding anything to the contrary in this Agreement, including, but not limited to, Section 7.2, in no event shall Sellers be required to reimburse Purchaser for any of Purchaser’s out-of-pocket expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement if (x) this Agreement is terminated pursuant to Section 4.2.2(ii) due to the Fee Premises and Improvements not being insurable by the title company (unless such inability is caused by Sellers’ intentional actions or omissions that were not approved by Purchaser) or (y) the title company is not able to issue a title policy for the Real Property pursuant to Section 7.1.4 (unless such inability is caused by Sellers’ intentional actions or omissions that were not approved by Purchaser) or (z) this Agreement is terminated pursuant to Section 4.2.2(ii) on the basis of a New Title Exception or New Survey Defect not created by, through or under Seller.

4.2.3 Updated Title Commitment, Surveys, and Third Party Reports. If prior to Closing any update of the Title Commitment discloses any Title Exception that arose after the Effective Date and was not created by, through or under Purchaser which is not disclosed in the original Title Commitment previously obtained by Purchaser (a “New Title Exception”), or any update of the Surveys obtained by Purchaser discloses any Survey Defect that arose after the Effective Date and was not created by, through or under Purchaser which is not disclosed in the Surveys previously obtained by Purchaser (a “New Survey Defect”) or any updated third-party report obtained by Purchaser discloses a material and adverse change in the condition of the Facility that arose after the Effective Date as a result of Sellers’ gross negligence or willful misconduct (a “New Report Defect”), upon written objection from Purchaser, Sellers shall remove or cure such New Title Exception, New Survey Defect or New Report Defect at or prior to Closing. In the event that Sellers fail to remove or cure such New Title Exception, New Survey Defect or New Report Defect at or prior to Closing, Purchaser shall be entitled to proceed under Section 4.2.2 above. Other than those easements contemplated hereby, no Seller will create or permit to exist any New Title Exception or New Survey Defect.

4.2.4 Title Policies. At Closing, Hardcourt shall take such steps as may be necessary to cause the Title Company to issue an owner’s title insurance policy to Purchaser and a loan policy to Purchaser’s lender, as applicable, subject only to the applicable Permitted Exceptions (the “Title Policies”).

4.2.5 Conveyance of the Fee Premises and Improvements. At Closing, Hardcourt shall convey the Fee Premises and Improvements to Purchaser subject only to the Permitted Exceptions (provided, however, the Deed shall not list as a Permitted Exception any exception for any matters appearing solely on the Survey and not otherwise appearing in the public records of Escambia County, Florida).

4.3 Assignment and Assumption of Facility Contracts, Tenant Leases, and Licenses and Permits.

4.3.1 On the Closing Date, the Facility Contracts, Tenant Leases, and Licenses and Permits approved by Purchaser during the Inspection Period, together with the Resident Agreements, shall be assigned by Sellers and assumed by Purchaser as of the Closing Date pursuant to the “Assignment and Assumption” (as described in Section 8.3.4), with the respective Seller being responsible for the payment of any fee or other charge imposed by any party in connection with such transfer. Notwithstanding the foregoing, on or before the termination of the Inspection Period, Purchaser shall identify to Sellers in writing which Facility Contracts, Tenant Leases, and Licenses and Permits it agrees to assume, and the respective Seller shall retain, as Retained Liabilities, all Liability for all other instruments that would be deemed Facility Contracts, Tenant Leases, or Licenses and Permits, but for Purchaser’s failure to approve the same. Notwithstanding the foregoing, Purchaser agrees to assume the Facility Contracts with Cox Communications and its affiliates for internet, phone, video and other services provided by Cox Communications and its affiliates, and any Facility Contract guaranteed by Duplantis, so long as true, correct and complete copies of the same are provided to Purchaser for review during the Inspection Period. With respect to any equipment lease that Purchaser agrees to assume, it shall be a condition to such assumption that at least five (5) Business Days prior to the Closing Date, the appropriate Seller will obtain and deliver to Purchaser written statements from the equipment lessors which demonstrate to Purchaser’s satisfaction that (i) all payments under such equipment lease are current and that there are no charges owed, and (ii) Purchaser shall not be responsible for the payment of any charges, penalties or other costs relating to damage, destruction or loss of such equipment, or a breach or violation of the terms of such equipment leases that occurred or became due prior to said Closing Date, and such Seller agrees to pay the same upon five (5) days written demand by Purchaser or equipment lessor. Notwithstanding anything to the contrary, Purchaser shall not be responsible for the obligations under any Contracts, Tenant Leases, and Licenses and Permits that it does not expressly approve in writing during the Inspection Period and assume in the Assignment and Assumption.

4.3.2 Purchaser and Sellers hereby agree to utilize commercially reasonable efforts to have Duplantis, unconditionally and irrevocably, released as a guarantor of any liability or obligation of Sellers occurring on or after the Closing Date under any Facility Contract arising out of or related to any guaranty, if any, of such Facility Contract by Duplantis. In the event that Duplantis is not so released and thereafter is required to make any payment pursuant to Duplantis’ guaranty, if any, of any Facility Contract, then Purchaser agrees to indemnify and hold harmless Duplantis from, and against, any payment for any such liability or obligation occurring on or after the Closing Date.

4.4 Inventory. After the Effective Date, Purchaser and its representatives shall be permitted to enter the Real Property, with the Sellers present if Sellers so elect, for the purpose of taking an inventory of all Personal Property related to the Business.

4.5 Licensing. The Parties acknowledge that due to the nature of the Business, certain regulatory approvals, licenses and authorizations must be obtained from certain Governmental Authorities prior to Closing (collectively, the “Licensing Approvals”). Purchaser shall use good faith efforts to facilitate the Licensing Approvals in favor of Purchaser or

Purchaser’s designated Affiliate, and Sellers shall, or shall cause the Current Manager, to cooperate with all such efforts by Purchaser and additionally use good faith efforts to effectuate the transfer of any existing regulatory approvals, licenses and/or authorizations assigned from Sellers to Purchaser, to the extent allowed under Applicable Law and/or necessitated by the Current Management Agreement. Each Seller solely responsible for the payment of any assessments, fines, penalties, charges or other costs in connection with such Seller’s licenses which arise prior to the Closing Date. Prior to the expiration of the Inspection Period, each Seller shall utilize commercially reasonable efforts deliver to Purchaser evidence reasonably satisfactory to Purchaser that all existing licenses of such Seller are in good standing and that any assessments, fines, penalties or other charges have been paid and resolved. This Section 4.5 shall survive Closing.

4.6 Purchaser’s Election Whether or Not to Proceed. If Purchaser determines in its sole discretion for any reason, or no reason at all, that it does not desire to acquire the Assets and Purchaser notifies Sellers and the Escrow Agent of such determination in writing prior to the expiration of the Inspection Period, then the Deposit shall be returned to Purchaser, this Agreement shall be of no further force or effect, and the Parties hereto shall have no further obligations to the other (except for any obligations or Liabilities that expressly survive termination of this Agreement). Upon the expiration of the Inspection Period, the Deposit shall be nonrefundable to Purchaser except in the case of a Sellers’ Default, the failure to occur of a Purchaser’s Closing Condition, or as otherwise expressly set forth herein. In any instance where Purchaser has the discretion to elect to terminate this Agreement (in whole or in part), and in fact does elect to terminate this Agreement pursuant to this Article 4, Escrow Agent shall return the Deposit to Purchaser in accordance with Section 3.2.4.

4.7 Release and Indemnification. Purchaser (for itself and all Purchaser’s Indemnitees) hereby releases Seller’s Indemnitees for any Indemnification Loss incurred by any Purchaser Indemnitee arising from or in connection with the Inspections, except to the extent resulting from the gross negligence or willful misconduct of any Seller’s Indemnitee. Purchaser shall indemnify, save, insure pay, defend and hold harmless Seller’s Indemnitees in accordance with Article 12 from and against any Indemnification Loss incurred by any Seller’s Indemnitee arising from or in connection with the Inspections, except to the extent resulting from the gross negligence or willful misconduct of any Seller’s Indemnitee. This Section 4.7 shall survive Closing.

4.8 Immediate Needs. In the event that the Inspections identify any condition with respect to the Assets which constitute, in the Purchaser’s Inspector’s reasonable opinion, deferred maintenance or conditions which require prompt repairs to correct so as to either (a) bring the Assets into compliance with Applicable Law, (b) to prevent risk of harm to people or property, or (c) to prevent further degradation of the condition of any of the Assets (collectively, the foregoing conditions are hereinafter referred to at times as the “Immediate Needs”), Sellers shall either (i) escrow at Closing such amounts as are required by Purchaser, in Purchaser’s reasonable discretion, to correct such Immediate Needs (with any amounts remaining after the correction of such Immediate Needs being returned to Sellers), (ii) correct such Immediate Needs to Purchaser’s reasonable satisfaction prior to Closing; provided, however, that if the cost of such Immediate Needs exceeds $215,000 and Seller declines to correct or escrow for correction of Immediate Needs exceeding $215,000, Purchaser may elect to either (x) terminate this

Agreement or (y) proceed to Closing without the correction of such additional Immediate Needs. Purchaser shall notify Seller in writing of all Immediate Needs prior to the expiration of the Inspection Period and shall work in good faith with Seller to determine if Purchaser’s assessment of any condition as an Immediate Needs is incorrectly characterized. In the event that Purchaser does not provide Sellers with written notice of any Immediate Needs prior to the expiration of the Inspection Period, Purchaser shall be deemed to have determined that there are no Immediate Needs. If Purchaser elects to terminate this Agreement upon the Sellers refusal to correct or escrow for more than $215,000 of Immediate Needs, Escrow Agent shall return the Deposit to Purchaser in accordance with Section 3.2.4. In the event that Sellers fails to either (y) escrow the amounts which Sellers agreed to escrow pursuant to this Section 4.8, or (z) correct any Immediate Needs which they agreed to correct pursuant to this Section 4.8, then Purchaser shall be entitled to terminate this Agreement and proceed pursuant to Section 10.1 below.

5. REPRESENTATIONS AND WARRANTIES

5.1 Seller’s Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, Sellers, jointly and severally, hereby make the representations and warranties in this Section 5.1, upon which Sellers acknowledge and agree that Purchaser is entitled to rely, and as of Closing shall provide a certificate reconfirming that all such representations and warranties remain true and correct as of the Closing Date.

5.1.1 Organization and Power. Each Seller is duly formed, validly existing, in good standing in the jurisdiction of its formation, and is qualified to do business in the jurisdictions in which the Assets such Seller owns are located and has all requisite power and authority to own its respective Assets and conduct its business as currently owned and conducted.

5.1.2 Authority and Binding Obligation. (i) Each Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by it pursuant to this Agreement (the “Seller’s Documents”), and to perform all obligations required of by such Seller under this Agreement and each of Seller’s Documents, (ii) the execution and delivery by each Seller of this Agreement and, when executed and delivered, Seller’s Documents, and the performance by each Seller of its obligations under this Agreement and, when executed and delivered, each of Seller’s Documents, have been duly and validly authorized by all necessary action by such Seller, (iii) this Agreement and, when executed and delivered, Seller’s Documents constitutes, or will constitute, legal, valid and binding obligations of each Seller enforceable against such Seller in accordance with its and their terms, except to the extent Purchaser itself is in default hereunder or thereunder; and (iv) all persons who have executed this Agreement on behalf of each Seller have been duly authorized to do so by all necessary company action of such Seller and all persons who execute instruments required to be executed and delivered by each Seller before or at the Closing, including the Seller’s Documents, shall have been duly authorized to do so by all necessary company action of each Seller.

5.1.3 Title to the Assets. Except for Facility Contracts in the name of the Current Manager which are set forth on Schedule 2.2.7 or other Assets owned or in the name of the Current Manager, a schedule of which is attached hereto as Schedule 5.1.3, Sellers own all of the Assets, including, but not limited to the Fee Premises and the Improvements, subject to the applicable Permitted Exceptions, free and clear of all liens, mortgages, security interests, adverse claims, and all encumbrances (other than those that will be released or assumed upon Closing).

5.1.4 Ownership of Assets. The Assets, together with the Excluded Assets, constitute all interests in all assets owned or controlled by Sellers, any of their Affiliates which are located at or used in connection with the operation of the Business, other than the Facility Contracts held in the name of the Current Property Manager.

5.1.5 Real Property. To Sellers’ Knowledge, Sellers’ use of the Real Property complies in all material respects with applicable zoning and land use laws, rules and regulations and with all applicable building codes, and Sellers have not received written notice of any zoning, land use or building code violation relative to the Real Property which has not been cured prior to the date hereof. To Sellers’ Knowledge (unless Seller is a party thereto), there is no pending litigation or dispute concerning the location of the lines and corners of the Real Property. To Sellers’ Knowledge, there is no claim of adverse possession with respect to the Real Property.

5.1.6 Consents and Approvals; No Conflicts. Subject to the recording of Seller’s Documents, as appropriate, (a) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by a Seller of any of such Seller’s Documents, or the performance by a Seller of any of its obligations under this Agreement or any of Seller’s Documents or the consummation by such Seller of the transactions described in this Agreement, except to the extent (i) such permit, authorization, consent or approval has been or will be obtained by a Seller prior to or at Closing or (ii) obtaining such permit, authorization, consent or approval is Purchaser’s responsibility hereunder, and (b) neither the execution and delivery by a Seller of this Agreement or any of such Seller’s Documents, nor the performance by a Seller of any of its obligations under this Agreement or any of such Seller’s Documents, nor the consummation by a Seller of the transactions described in this Agreement, will (i) violate any provision of such Seller’s organizational or governing documents, (ii) violate any Applicable Law to which such Seller is subject, (iii) result in a violation or breach of, or constitute a default under any of the Contracts that affect such Seller or any of the Assets in any respect, or (iv) result in the creation or imposition of any lien or encumbrance on any of the Assets or any portion thereof.

5.1.7 Condemnation. Sellers have not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain and, to Sellers’ Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting any of the Real Property, or any portion thereof.

5.1.8 Compliance with Applicable Law. Neither Seller has received notice of and to Sellers’ Knowledge, there is no, and in the last two (2) years there has not been,

any violation of any provision of Applicable Law (including, but not limited to, the Americans with Disabilities Act, the WARN Act, COBRA, and those of environmental agencies), with respect to the ownership, operation, use, maintenance or condition of the Assets.

5.1.9 Litigation. Except as set forth on Schedule 5.1.9, there is no litigation, action, suit or other proceeding currently pending, or to Sellers’ Knowledge, threatened against Sellers or the Facility, at law or in equity, or before any Governmental Authority or any arbitrator. To the Sellers’ Knowledge, there is no pending investigation of Sellers or the Facility by any Governmental Agency. Sellers are not subject to any judgment, injunction, order, writ or decree of any court of Governmental Agency relating specifically to Sellers or to the ownership, operation or management of the Facility or the Business.

5.1.10 Taxes. All Taxes which would be delinquent if unpaid at Closing will be paid in full or prorated at Closing as part of the Prorations pursuant to Article 9; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing. Sellers have not received any written notice for an audit or delinquency of any Taxes with respect to any Assets which has not been resolved or completed. There are no outstanding unpaid municipal assessment notices against the Assets. Sellers are not currently contesting any Taxes with respect to any Assets. To Sellers’ Knowledge, all state and local tax returns and tax reports required to be filed by Sellers with respect to the Assets on or before the date hereof have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such returns and reports are required to be filed, and all of such returns were true, correct and complete in all material respects as filed. To Sellers’ Knowledge, all state, and local income, franchise, sales, use, property, excise, payroll and other Taxes (including interest and penalties and including estimated Tax installments where required to be filed and paid) due from or with respect to the Assets prior to the date hereof have been fully paid, and appropriate accruals have been made on the books of Sellers for taxes not yet due and payable. To Sellers’ Knowledge, all Taxes and other assessments and levies which Sellers are required by law to withhold or to collect with respect to the Assets have been duly withheld and collected, and have been paid over to the proper Governmental Authorities to the extent due and payable. To Sellers’ Knowledge, there are no outstanding or pending claims, deficiencies or assessments for Taxes due and payable, interest or penalties with respect to the Assets by Sellers for any taxable period, including any tax liens on the Assets. Other than extensions to file any Seller’s tax returns, there are no agreements by any Seller for the extension of time for the assessment of any tax.

5.1.11 Licenses and Permits. Sellers have made available, or will make available no later than within the first five (5) days of the Inspection Period, to Purchaser a true and complete copies of the Licenses and Permits that are necessary for the ownership and operation of the Assets. A complete listing of the Licenses and Permits is attached hereto as Schedule 2.2.8. Sellers have not received any written notice from any Governmental Authority or other Person of (i) any violation, suspension, revocation or non-renewal of any Licenses and Permits that has not been cured or dismissed, or (ii) any failure by

Seller to obtain any Licenses and Permits that are necessary for or relate to the ownership and/or operation of the Assets that has not been cured or dismissed. Sellers shall close or cause to be closed any open building permits or open notices of violation prior to Closing.

5.1.12 Tenant Leases. Schedule 2.2.5 sets forth a true, correct and complete list of the Tenant Leases, and Sellers have made available, or will make available no later than within the first five (5) days of the Inspection Period, to Purchaser a copy of each of the Tenant Leases in Sellers’ possession, which are true, correct and complete copies of the Tenant Leases in all material respects. Sellers have not given nor received any written notice of any breach or default under any of the Tenant Leases that has not been cured. Except as set forth in Schedule 2.2.5, there are no unpaid brokerage commissions or unpaid landlord obligations for tenant improvements in connection with the current term of occupancy or any extension thereof of tenants under the Tenant Leases and to Sellers’ Knowledge, no tenants are entitled to any rebates, rent concessions or free rent. No rents due under any of the Tenant Leases are presently assigned, hypothecated or encumbered by Sellers, other than in connection with any mortgage encumbering the Real Property which shall be satisfied prior to or in connection with the Closing. There are no unpaid brokerage commissions or unpaid landlord obligations for tenant improvements in connection with the current term of occupancy of tenants under the Tenant Leases. No rent under any of the Tenant Leases has been prepaid (except for rental for the current month and payments that are required to be made in advance pursuant to the terms and provisions of the Tenant Leases and except for prepayments set forth in the Tenant Leases). No tenant has notified Seller in of its intent to terminate its Tenant Lease prior to expiration of the term of such Tenant Lease. To Sellers’ Knowledge, no party to the Tenant Leases in breach or default under any material obligation thereunder.

5.1.13 Possession. Except pursuant to the Permitted Exceptions, Tenant Leases and Resident Agreements, no Person other than the Summer Vista has any license, lease or other right relating to the use or possession of the Real Property or any part thereof.

5.1.14 Purchase Rights. There are no options or other agreements of any kind, whereby any Person other than Purchaser will have acquired or will have any right to acquire title or interest to all or any portion of the Assets, and there are no purchase contracts, options or other agreements of any kind, whereby any Person will have acquired or will have any right to acquire title or interest to all or any portion of the Assets.

5.1.15 Facility Contracts. Schedule 2.2.7 sets forth a true, correct and complete list of the Facility Contracts. Sellers have made available, or will make available no later than within the first five (5) days of the Inspection Period, to Purchaser true, correct and complete copies of all Facility Contracts to which either Seller is a party, including all material amendments or modifications to same. Sellers have made available, or will make available during the Inspection Period, to Purchaser true, correct and complete copies of all Facility Contracts to which Current Manager is a party, including all material amendments or modifications to same. To Sellers’ Knowledge, no party to the

Facility Contracts is in breach or default under any obligation thereunder or any provisions thereof. To Sellers’ Knowledge, no event has occurred and no condition exists that with the passage of time or the giving of notice, or both, would constitute a material default by any Seller or, to Sellers’ Knowledge, by any other party to a Facility Contract. Each of the Facility Contracts is in full force and effect in accordance with its terms. Except as set forth on Schedule 2.2.7, no consent of any Person is required as a condition to the Sellers’ assignment of the Contracts to Purchaser at Closing. With respect to any Persons whose consent is required as a condition to Sellers’ assignment of the Facility Contracts to Purchaser at Closing, Sellers covenants to employ diligent, good faith efforts to obtain such consent(s) in writing (in a form reasonably acceptable to Purchaser) and to deliver same to Purchaser prior to the expiration of the Inspection Period and, if Sellers fail to obtain such written consent(s) prior to the expiration of the Inspection Period, Sellers shall continue such efforts thereafter until the Closing Date. If by the Closing Date any such consent has not been obtained, Purchaser and Sellers shall work together and reasonably cooperate following Closing to obtain such consents and, if still unable to obtain such consent, Sellers shall use their reasonable efforts to provide for the Purchaser the benefits under any such Facility Contract without such arrangement causing a breach or violation of such Facility Contract.

5.1.16 Bankruptcy. Sellers are not insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and Sellers are able to repay its debts as they become due. Sellers have not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against Sellers which have not been dismissed, vacated or stayed on appeal and Sellers has not been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. Sellers have not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and Sellers have not made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against Sellers or a material part of its properties, which has not been duly and fully discharged prior to the date hereof.

5.1.17 Labor and Employment Matters. Sellers are not a party to any collective bargaining agreement or relationship with any labor union that affects any of the Assets. During the three (3) years preceding the date hereof, the Business has not experienced any labor disputes or labor trouble. To Sellers’ Knowledge, there are no union organizing activities, strikes, work stoppages or slow-downs in respect of the Business, nor, to Sellers’ Knowledge, have Sellers been asked within the past twelve (12) months by any Person to negotiate in connection with entering into any collective bargaining agreement or other contract or written understanding with a labor union or organization or any other Person representing or seeking to represent any Employees. To Sellers’ Knowledge, there are no outstanding claims or actions or threatened claims or actions, by any current or former employee of the Business against Sellers or the Business.

5.1.18 Construction Contracts. There are no outstanding Contracts made by Sellers for the construction or repair of any Improvements, and Sellers shall discharge and have released of record or bonded all mechanic’s, builder’s or materialman’s liens, if any, arising from any labor or materials furnished to any portion of the Real Property prior to the Closing to the extent any such lien is not bonded over pursuant to Applicable Law.

5.1.19 General Condition of Assets. The Assets are in good working order and repair, except for normal wear and tear and are mechanically and structurally sound and free from material defects in materials and workmanship as such are maintained in the Ordinary Course of Business.

5.1.20 Insurance Policies. Sellers have not received written notice from any insurance carrier of defects or inadequacies in the Assets which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor. Sellers shall maintain uninterrupted insurance coverage through the Closing Date.

5.1.21 Environmental Condition of Real Property. To Sellers’ Knowledge, there are no underground storage tanks on any portion of the Real Property and the Real Property does not contain any Hazardous Materials (other than any Hazardous Materials situated at the Real Property in the Ordinary Course of Business or the ordinary course of business of any tenant or other occupant of the Real Property which are stored, held, used and disposed of in compliance with Environmental Laws) and, to Sellers’ Knowledge, there are not any Environmental Claims or Environmental Liabilities in violation of Environmental Laws in respect of the Real Property, or any portion thereof.

5.1.22 Management Agreements. Except for the Management Agreement to be executed at Closing, as of the Closing Date, there will be no management agreements with respect to the Assets, including, but not limited to, the Current Management Agreement.

5.1.23 Compliance with Of-Record Matters. Seller has not received, nor given, any written notice, and to Sellers’ Knowledge is not aware, of any material violation of any recorded instrument encumbering or relating to any of the Assets which has not been cured or dismissed, nor does there exist any breach or default with respect to any of those recorded instruments.

5.1.24 Finders and Investment Brokers. Sellers have not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of it in connection with the transactions contemplated by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions contemplated by this Agreement.

5.1.25 Foreign Person. Each Seller is a “United States Person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

5.1.26 Financial Statements. Summer Vista’s financial statements pertaining to the operation of the Business for calendar year 2016 are attached hereto as Schedule 5.1.25 (the “Financial Statements”). Except as set forth on Schedule 5.1.25, the Financial Statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied throughout the period indicated, and present fairly in all material respects the results of operations and financial condition of the Business for the respective period indicated.

5.1.27 ERISA. Neither (a) any assets of Sellers, including the Assets, nor (b) any funds to be used by Sellers with respect to the transactions contemplated pursuant to this Agreement, are, or at the Closing will be, pursuant to ERISA or the Code, considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Sellers are not executing this Agreement nor will they be performing their obligations or exercising their rights or remedies under this Agreement on behalf of or for the benefit of any Plan. Neither the execution nor delivery of this Agreement by Sellers, nor the performance by Sellers of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.1.28 Resident Agreements. Schedule 2.2.13 sets forth a true, correct and complete list and rent roll with respect to the Resident Agreements and Sellers have made available to Purchaser a copy of each of the Resident Agreements in Sellers’ possession or control, which are true, correct and complete copies of the Resident Agreements in all material respects. Sellers have not given nor received any written notice of any breach or default under any of the Resident Agreements, which has not been cured. Except as set forth in Schedule 2.2.13, to Sellers’ Knowledge, no Residents are entitled to any rebates, rent concessions or free rent. There are no unpaid brokerage commissions or unpaid referral fees due in connection with any of the Resident Agreements. No amounts due under any of the Resident Agreements are presently assigned, hypothecated or encumbered by Seller, other than in connection with any mortgage encumbering any of the Real Property which shall be satisfied in connection with the Closing. No amounts owing under any of the Resident Agreements has been prepaid (except for rental for the current month and payments that are required to be made in advance pursuant to the terms and provisions of the Resident Agreements). No Resident has notified Seller in writing of its intent to terminate its Resident Agreement prior to expiration of the term of such Resident Agreement. The attached Schedule 2.2.13 accurately summarizes all the existing Resident Agreements, their material terms and their current payment status. Attached as Schedule 5.1.28 is a true and correct copy of the form of Resident Agreement used by Sellers at the Facilities and there have not been any material changes to such form. Prior to Closing, Seller will deliver to Purchaser updated information current as of no earlier than five (5) Business Days prior to Closing on an updated Schedule 2.2.13 signed by a representative of Sellers which shall replace Schedule 2.2.13 for all purposes under this Agreement.

5.1.29 Intellectual Property. To Sellers’ Knowledge, Sellers own all rights in, and has all rights necessary to transfer, the Intellectual Property to be transferred hereunder.

5.1.30 Name. Summer Vista operates the Business under the name “Summer Vista Assisted Living Community”, and neither Seller has received notification of any claims or actions by any party disputing or challenging Summer Vista’s right to use such names.

5.1.31 Patriot Act. Sellers, its officers, shareholders, and principals, shall not transfer the proceeds obtained as a result of this Agreement to any Person that is listed on the Office of Foreign Assets Control list as “Terrorists” or “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

5.1.32 Existing Use. To Seller’s knowledge, the Real Property, the use thereof for the existing Business, and the condition thereof do not violate in any material respect any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to any of the Assets and are not designated by any Governmental Authority to be in a flood plain area. To Sellers’ Knowledge, there are no conditions or state of facts which would preclude, materially limit or materially restrict the use of the Assets for the Business.

5.1.33 Restriction of Access. To Sellers’ Knowledge, there are no current federal, state, county or municipal plans to materially restrict or materially change access to any part of the Real Property from any highway or road leading directly to or abutting any part of the Real Property.

5.1.34 Medicare and Medicaid. No payments under Medicare, Medicaid or other similar Governmental Authority payor programs have been received by Sellers or, to Seller’s knowledge, the Current Manager.

5.1.35 Call Systems. Summer Vista utilizes and maintains life safety pendants or other forms of similar call systems at the Facility, all of which are in proper working order and sufficient in number to serve the residents at the Facility.

5.1.36 Additional Land. Neither Seller nor any Affiliate of either Seller owns any commercial property within a seven (7) mile radius of the Facility.

5.1.37 Community/Entrance Fees. No refundable “community fees”, “entrance fees” or similar charges have been or are charged to Residents of the Facility.

5.1.38 Affordable Housing Units. The Facility is not required to lease or reserve any unit or bedroom as an affordable housing unit or bedroom for low or moderate income residents pursuant to any written agreement binding on Sellers.

5.2 Purchaser’s Representations and Warranties. To induce Sellers to enter into this Agreement and to consummate the transactions described in this Agreement, Purchaser hereby makes the representations and warranties in this Section 5.2, upon which Purchaser acknowledges and agrees that Sellers are entitled to rely, and as of Closing shall provide a certificate reconfirming that all such representations and warranties remain true and correct as of the Closing Date.

5.2.1 Organization and Power. Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing in the laws of the jurisdiction of its incorporation or formation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

5.2.2 Authority and Binding Obligation. Purchaser has full power and authority to execute and deliver this Agreement and to perform all obligations of Purchaser arising under this Agreement. Subject to Purchaser obtaining approval from its board of directors during the Inspection Period, Purchaser has full power and authority to execute and deliver all other documents to be executed and delivered by Purchaser pursuant to this Agreement (the “Purchaser’s Documents”), and to perform all obligations of Purchaser arising under each of the Purchaser’s Documents. The execution and delivery by the signer on behalf of Purchaser of this Agreement and, when executed and delivered, each of the Purchaser’s Documents, and the performance by Purchaser of its obligations under this Agreement, and when executed and delivered, each of the Purchaser’s Documents, has been, or will be, duly and validly authorized by all necessary actions by Purchaser. This Agreement and, when executed and delivered, each of the Purchaser’s Documents, constitutes, or will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their terms, except to the extent Seller is in default thereunder. Unless Purchaser terminates this Agreement prior to the end of the Inspection Period as provided for herein, following the expiration of the Inspection Period, Purchaser shall be deemed to have represented that it has obtained all necessary board of directors approvals.

5.2.3 Consents and Approvals; No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of this Agreement or the performance by Purchaser of any of its obligations under this Agreement. Subject to Purchaser obtaining the approval of its board of directors during the Inspection Period, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of any of the Purchaser’s Documents, the performance by Purchaser of any of its obligations under any of the Purchaser’s Documents, or the consummation by Purchaser of the transactions contemplated by this Agreement or any of the Purchaser’s Documents. With approval of Purchaser’s board of directors, neither the execution and delivery by Purchaser of any of the Purchaser’s Documents, nor the performance by Purchaser of any of its obligations under any of the Purchaser’s Documents, nor the consummation by Purchaser of the transactions described in this Agreement, will: (a) violate any provision of the organizational or governing documents of Purchaser; (b) violate any Applicable Law to which Purchaser is subject; or (c) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject except, in the case of the immediately preceding clauses (b) and (c), where such violation, breach or default would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby and by the Purchaser’s Documents.

5.2.4 Finders and Investment Brokers. Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transactions described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement.

6. COVENANTS

6.1 Confidentiality.

6.1.1 Disclosure of Confidential Information. The Parties acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed in Sellers’ Due Diligence Materials, Purchaser’s Due Diligence Reports or any other documents, materials, data or other information with respect to the Assets which is not generally known to the public shall be confidential except to the extent already within the public domain or as otherwise required by Applicable Law (including but not limited to in connection with public disclosure obligations required by the United States Securities and Exchange Commission). Notwithstanding the foregoing, Purchaser may reveal and deliver Sellers’ Due Diligence Materials, Purchaser’s Due Diligence Reports, and all other documents, information, and materials concerning the Facility to its agents, representatives, lenders, investors, principals, and Affiliates. Nothing herein shall restrict or limit Sellers or Purchaser from communicating with tenants, lenders, contract parties, owners’ associations, or Governmental Authorities in connection with obtaining estoppels or other required consents or approvals, as may be reasonably necessary to consummate the transactions contemplated under this Agreement, or Purchaser from contacting Sellers’ company officials, property engineers and architects, and other third-party consultants assisting Purchaser in its investigation of the Assets, subject to Section 6.1.3. Nothing herein shall restrict Purchaser from communicating the existence and progress of the transactions contemplated by this Agreement to its agents, representatives, potential managers, lenders, investors, principals or affiliates. Nothing herein shall restrict or limit Sellers from communicating the existence and progress of the transactions contemplated by this Agreement to their lenders.

6.1.2 Public Announcements. Prior to Closing, no Party shall have the right to make a public announcement or disclosure regarding the transactions described in this Agreement without the prior approval of the other Party. Sellers and Purchaser shall approve the timing, form and substance of any such public announcement or disclosure, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a public announcement or disclosure under Applicable Law, in which case no such approval by any other Party shall be required but each Party shall utilize commercially reasonable efforts to allow the other Party to review such announcement or disclosure. Following Closing, each Party shall have the right to make a public announcement or disclosure regarding the transactions described in this Agreement without the necessity of approval by the other Party.

6.1.3 Communication with Governmental Authorities. Purchaser and its representatives and consultants shall have the right to review building department, health department and other local Governmental Authority records with respect to the Assets and the operation of the Business and request written or verbal confirmation of zoning and any other compliance by the Assets with any Applicable Laws. Purchaser and its representatives and consultants shall have the right to contact Governmental Authorities to pursue the issuance of any Licenses and Permits desired by Purchaser.

6.2 Assessments. Any assessments (or installments thereof) for improvements or other work at any portion of the Real Property incurred prior to Closing shall be the responsibility of and paid by Sellers and Sellers shall indemnify, save, insure, pay, defend and hold Purchaser harmless from and against any claims therefor any Liability arising therefrom. The obligations under this Section 6.2 shall survive Closing.

6.3 Conduct of the Business.

6.3.1 Operation, Maintenance and Repair in Ordinary Course of Business. From the Effective Date until Closing or earlier termination of this Agreement, Sellers shall conduct the Business in the Ordinary Course of Business including, without limitation, (a) performing maintenance and repairs and making capital improvements to the Real Property in the Ordinary Course of Business; and (b) maintaining insurance coverage consistent with Sellers’ risk management policies in place as of the date hereof; and (c) replacing and/or repairing Personal Property in the Ordinary Course of Business. Summer Vista shall maintain the Assets and maintain adequate supplies and inventory in accordance with the Ordinary Course of Business (such obligation to include the maintenance of Seller’s casualty and liability insurance policies in the Ordinary Course of Business), subject to reasonable wear and tear and further subject to destruction by casualty or eminent domain. Purchaser shall have the right to inspect the Assets prior to Closing to determine if either Seller has breached its covenants in this Section 6.3.1. Sellers shall in all material respects comply with the terms conditions and requirements under the Contracts, Tenant Leases, and Licenses and Permits, and shall continue to make all payments due thereunder prior to delinquency (whether or not Purchaser shall assume the same). Sellers shall not sell, remove or otherwise dispose of any Assets other than in the Ordinary Course of Business.

6.3.2 Facility Contracts, Tenant Leases, Resident Agreements and Licenses and Permits. From the Effective Date until Closing or earlier termination of this Agreement, Sellers shall not, (a) without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, amend, extend, renew or terminate any of the existing Facility Contracts, Licenses and Permits, Tenant Leases or Resident Agreements except in the Ordinary Course of Business, or (b) without Purchaser’s prior written consent in its sole discretion procure any new Contract, Tenant Leases, Licenses and Permits or Resident Agreements, except, in each instance, in the Ordinary Course of Business, or in the event that Sellers are required to act on an emergency basis to enter into any such Contract to prevent material damages to the Assets or the operation of the Business. Notwithstanding the foregoing, from the Effective Date until the Closing or earlier termination of this Agreement, should Sellers enter into any such new Contracts, Tenant Leases, Licenses and Permits or Resident Agreements, whether or not in the Ordinary Course of Business, or should Sellers become aware of any Contracts or Licenses and Permits or Resident Agreements that were not previously disclosed to Purchaser, Sellers shall immediately disclose the same to Purchaser in writing, and Purchaser shall have the right take an assignment of such Contracts, Tenant Leases, Licenses and Permits at Closing pursuant to the terms of this Agreement, but shall be required to take an assignment at Closing of such new Resident Agreements so long as the same are entered into on Sellers’ standard form of Resident Agreement and at rates at or above those charged to other Residents of the Facility. If Purchaser elects not to take an assignment of any such new Contracts, Tenant Leases, and Licenses and Permits, such Contracts, Tenant Leases, and Licenses and Permits shall be deemed Retained Liabilities of Sellers.

6.3.3 Interim Reports. From the Effective Date until Closing (or termination of this Agreement), Summer Vista shall cause the Current Manager to provide Purchaser with copies of all monthly financial reports and rent rolls for the Facility which are otherwise provided to Summer Vista under the Current Management Agreement.

6.3.4 Title. From the date of this Agreement until the Closing or earlier termination of this Agreement, Sellers shall not create any Title Exception which adversely affects any portion of the Real Property.

6.4 Licenses and Permits. Purchaser shall be responsible for facilitating the transfer of all transferred Licenses and Permits from Sellers to Purchaser or Purchaser’s designee, and Purchaser shall be responsible for obtaining all other new licenses and permits (to the extent the existing Licenses and Permits are not transferable). Purchaser shall, at its sole cost and expense, promptly submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of the transferred Licenses and Permits or issuance of new licenses and permits as of the Closing, and Sellers shall reasonably cooperate with Purchaser to cause the transferred Licenses and Permits to be transferred or new licenses and permits to be issued to Purchaser. This Section 6.4 shall survive the Closing.

6.5 Tax Contests.

6.5.1 Taxable Period Terminating Prior to Closing Date. Sellers shall retain the right, at its sole cost and expense, to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings; provided, however, Sellers shall indemnify and hold Purchaser harmless from and against any Indemnification Loss incurred by Purchaser as a result of Sellers exercising its rights to so contest any Taxes under this Section 6.5.1. This Section 6.5.1 shall survive the Closing.

6.5.2 Taxable Period Including the Closing Date. Sellers shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date. Notwithstanding the foregoing, if Purchaser desires to contest any Taxes for such taxable period prior to Closing and neither Seller has commenced any proceeding or process to contest any such Taxes for such taxable period, Purchaser, may request a Seller to do so. If a Seller desires to contest such Taxes, such Seller shall provide written notice to Purchaser within ten (10) days after receipt of Purchaser’s request confirming that such Seller will contest such Taxes, in which case such Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes. If such Seller fails to provide such written notice confirming that such Seller will contest such Taxes within such ten (10) day period, Purchaser shall have the right to contest such Taxes, and such Seller shall reasonably cooperate with respect to any such contest made by Purchaser. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between such Seller and Purchaser as of the Cut-Off Time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party. This Section 6.5.2 shall survive the Closing.

6.5.3 Cooperation. Sellers and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Parties not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes. This Section 6.5.3 shall survive the Closing.

6.6 Notices and Filings. Sellers and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Parties whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Facility Contracts, Tenant Leases, Licenses and Permits or Resident Agreements and to effect any required registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Assets.

6.7 Further Assurances. From the Effective Date until the Closing or termination of this Agreement, Sellers and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions described in this Agreement, including, without limitation, (a) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (b) effecting all registrations and filings required under this Agreement or Applicable Law. After Closing, Sellers and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated in this Agreement.

6.8 Estoppel Certificate. Sellers shall obtain estoppel certificates and deliver the same to Purchaser as of or prior to the Closing Date, from any third party required by Purchaser as a result of its due diligence regarding the Assets (the “Third-Party Estoppels”), in forms reasonably satisfactory to Purchaser and indicating Seller is in compliance with its obligations under the agreement which is the subject of such estoppel certificate, including, without limitation, estoppel certificates regarding Personal Property used in the operation of the Business and any Facility Contracts.

6.9 Exclusivity. Sellers covenant and agree to refrain during the term of this Agreement from making, accepting, encouraging or soliciting or otherwise pursuing any other offer or proposal or agreement regarding the sale of the Assets or any portion thereof or any interest therein, and will deal exclusively with Purchaser in good faith toward the completion of the transactions contemplated herein unless this Agreement shall be terminated as provided herein.

6.10 Bulk Sales. Sellers shall, at no expense to Purchaser, comply with all applicable “bulk sales laws” in a timely manner, taking into account the timing of the Closing.

6.11 Employees. Seller has no employees at the Facility and all Employees at the Facility are employees of SRM Management Group, LLC, an affiliate of Current Manager, and leased to Summer Vista. Sellers and Purchaser agree that all Employees shall remain employees of Current Manager after Closing. Sellers shall be solely responsible to Current Manager for amounts owed to Current Manager with respect to the Employees for all time periods prior to the Closing Date, including any amounts owed to Current Manager in connection with all Employees’ wages, salaries, bonuses, employment taxes, withholding taxes accruing prior to the Closing Date, and all accrued vacation days, sick days and personal days accruing prior to the Closing Date. Any unpaid amounts owed to Current Manager with respect to amounts owed to Employees for wages, salaries, bonuses, employment taxes, withholding taxes prior to the Closing Date, and all accrued vacation days, sick days and personal days accruing prior to the Closing Date shall paid to Current Manager by Sellers at Closing.

6.12 Post-Closing Audit. If requested by Purchaser, and to the extent required by any Applicable Law, regulations and statutes governing Purchaser or any of its investors, partners or members, Sellers acknowledge and agree to assist the Purchaser in conducting, no later than seventy-five (75) days following the Closing Date, an audit of financial statements for the Facility as specified by Rule 3-05 of Regulation S-X of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, provided such audit shall be at the sole cost and expense of Purchaser. In connection therewith, Sellers agree to obtain and provide to the auditors any and all data and financial information in the possession of Sellers which are reasonably necessary or required by the auditors in connection with their timely preparation and conducting of the foregoing audit. The rights and obligations of Purchaser and Sellers under this Section 6.12 shall survive Closing.

6.13 Non-Compete and Right of First Offer. Sellers agree that for the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, Sellers shall not, and shall not cause or permit any of their Subsidiaries or Affiliates (each, a “Covered Person”) to, engage directly or indirectly, in any capacity, in any activities that

Compete with the business of developing, owning, operating, leasing or managing an assisted living or memory care facility within seven (7) miles of the Facility. For purposes of this provision, “Compete” means (a) to, directly or indirectly, conduct, facilitate, participate or engage in, or bid for or otherwise pursue an assisted living or memory care facility, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any Person or in any other capacity, or (b) to, directly or indirectly, have any ownership interest in any Person or business which conducts, facilitates, participates or engages in, or bids for or otherwise pursues an assisted living or memory care facility, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any Person or in any other capacity. Notwithstanding the foregoing, this Section 6.13 shall not apply to or in any way prohibit or restrict any existing ownership interests or operations of a Covered Person as of the day of Closing. Further, Sellers agree to enter into a Right of First Offer Agreement in the form attached hereto as Exhibit 6.13 (the “ROFO Agreement”) to purchase any new independent living community developed by Sellers or any of their Subsidiaries or Affiliates within seven (7) miles of the Facility. The parties recognize and acknowledge that a breach of this Section 6.13 by Sellers or any of its Subsidiaries or Affiliates will cause irreparable and material loss and damage to Purchaser and hereby consent to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or Purchaser’s establishing the inadequacy of any remedy at law, and order that the breach or threatened breach of such provisions may be effectively restrained. The provisions of this Section 6.11 shall expressly survive the Closing.

6.14 Non-Solicitation. Sellers agree not to directly or indirectly solicit, divert or accept business from any Resident or employee of the Business, or otherwise interfere with the relationship between Purchaser or any Affiliate of Purchaser and any Resident, employee, customer, supplier, distributor or manufacturer of or to the Business. The Parties recognize and acknowledge that a breach of this Section 6.14 by Sellers or any of its Subsidiaries or Affiliates will cause irreparable and material loss and damage to Purchaser and hereby consent to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or Purchaser’s establishing the inadequacy of any remedy at law, and order that the breach or threatened breach of such provisions may be effectively restrained. The provisions of this Section 6.14 shall expressly survive the Closing and shall terminate on the third (3rd) anniversary of the Closing Date.

6.15 Access to Information. The Parties acknowledge that after Closing each Party may need access to information or documents in the control or possession of the other Party for the purposes of concluding the transactions herein contemplated, tax returns or audits and other legal requirements, or the prosecution or defense of third party claims. Accordingly, each Party shall keep, preserve and maintain in the ordinary course of business, and as required by legal requirements and relevant insurance carriers, all books, records (including Resident records), documents and other information in the possession or control of such Party and relevant to the foregoing purposes at least until the expiration of any applicable statute of limitations or extensions thereof. Each Party shall cooperate fully with, and make available for inspection and copying by, the other Party, its employees, agents, counsel and accountants and/or governmental authorities, upon written request and at the expense of the requesting Party, such books, records documents and other information to the extent reasonably necessary to facilitate the foregoing purposes. In addition, each Party shall cooperate with, and shall permit and use its best efforts to cause its respective former and present directors, officers, partners and employees to cooperate with, the other Party on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to the subject matters of this Agreement, including, if applicable, information related to periods prior to the Closing Date. The exercise by a Party of any right of access granted herein shall not materially interfere with the business operations of the other Party and shall be subject to the confidentiality provisions in Section 6.1.

6.16 Sellers Remittance of Funds. From and after the Closing Date, Sellers shall promptly transfer and deliver to Purchaser any cash or other property, if any, that Sellers may receive related to the operation of the Assets for the period from and after the Closing Date other than the Excluded Assets.

6.17 Purchaser’s Remittance of Funds. From and after the Closing Date, Purchaser shall promptly transfer and deliver to Sellers any cash or other property, if any, that Purchaser may receive related to the Excluded Assets, including without limitation payments received that related to the operation of the Facility prior to the Closing Date.

6.18 Transition of Facility and Business. Sellers shall use and shall cause the Current Manager to use commercially reasonable, good faith efforts to transition the Facility and Business to Purchaser during the period commencing on the date that is twenty (20) days prior to the anticipated Closing Date and terminating on the date that is thirty (30) days after Closing. Upon Purchaser’s request, Sellers and Purchaser shall use commercially reasonable, good faith efforts to negotiate the form of a transition services agreement within ten (10) days of the Purchaser’s request therefor. Purchaser consents to Summer Vista entering into an agreement with the Current Manager for services to be performed post-Closing by the Current Manager on behalf of Summer Vista in connection with services to be performed in transitioning the Facility and the Business to Purchaser and various services required post-Closing but related to the operation of the Business pre-Closing (so long as Current Manager’s providing such services does not adversely impact the Business/Facility).

7. CLOSING CONDITIONS

7.1 Purchaser’s Closing Conditions. Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser’s Closing Conditions”):

7.1.1 Sellers’ Closing Deliveries. All of the Sellers’ Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow, to be delivered to Purchaser at the Closing;

7.1.2 Representations and Warranties. The representations and warranties of Sellers in this Agreement shall be true and correct in all material respects as of the Closing (or as such other date to which such representation and warranties expressly were made);

7.1.3 Covenants and Obligations. The covenants and obligations of Sellers in this Agreement shall have been performed in all material respects;

7.1.4 Title Policies. The Title Company shall have irrevocably committed to issue the Title Policy pursuant to Section 4.2.4 with all standard exceptions deleted (other than those that are within Purchaser’s control or discretion), all requirements for issuance of the Title Policy satisfied and deleted, with all endorsements reasonably required by Purchaser, and Sellers shall have satisfied all Schedule B-I requirements within Sellers’ control or discretion;

7.1.5 Change in Environmental Condition of Property. No event shall have occurred following the Effective Date and prior to the Closing Date which would result in a violation of any Environmental Law;

7.1.6 Adverse Change in Facility Operations and Performance.    There shall not have been a material and adverse change to the operation and performance of the Facility from and after the Effective Date, which for purposes of this provision shall mean: (a) a reduction in resident count of five percent (5%) or more; (b) an decrease in average monthly gross revenues over the period between the Effective Date and Closing compared against the same length of time preceding the Effective Date of five percent (5%) or more; (c) an increase in monthly operating expenses of five percent (5%) or more over the period between the Effective Date and Closing compared against the same length of time preceding the Effective Date; (d) the loss of staff over a period of time between the Effective Date and the Closing Date at a rate of five percent (5%) of more higher than during the same length of time preceding the Effective Date, which loss of staff cannot include the loss of one or more of the following positions: executive director, nursing/clinical director, food/beverage director, marketing director, or facility services manager (or their equivalents); or (e) the existence of any governmental ruling or order which prevents the admission of new residents to the Facility.

7.1.7 Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement;

7.1.8 Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement;

7.1.9 Facility Contracts. There shall be no material default by Sellers under any of the Facility Contracts;

7.1.10 Escrow Amount. Sellers shall have irrevocably directed Escrow Agent in writing to fund the Escrow Amount from the funds delivered to Escrow Agent by Purchaser as part of the Purchase Price. The Escrow Amount shall be held in escrow by Escrow Agent pursuant to the terms of the Escrow Agreement in the form attached hereto as Exhibit “B” to be entered into by and between Sellers, Purchaser and Escrow Agent; and

7.1.11 Management Agreement. The Current Manager shall have executed, at Closing, the Management Agreement, together with all ancillary and related documents associated therewith;

7.1.12 No Stop Admission Orders/Hold Orders. There shall be no governmental ruling or order which prevents the admission of new residents to the Facility.

7.1.13 Licensing Approvals. Purchaser shall have received evidence from the appropriate licensing authority that all documents and information required for the issuance of the Licensing Approvals have been provided to such licensing authority and that the Licensing Approvals are being processed (which evidence shall be in the form of an electronic mail transmission from such licensing authority confirming the same (the “Licensing Approval Email”)); provided, however, that if the Licensing Approval Email is not delivered within the Closing timeframe set forth herein, the Closing Date may be extended by Purchaser for a reasonable amount of time not to exceed sixty (60) days until the Licensing Approval Email is delivered.

7.1.14 Non-Healthcare Licenses and Permits. Purchaser or the Current Manager shall have received all Licenses and Permits necessary for the operation of the Facility, after having expended good faith, commercially reasonably efforts to obtain the same; and,

7.1.15 Termination of Management Agreements. All management agreements with respect to the Facility, including but not limited to the Current Management Agreement, shall have been terminated by Sellers.

7.1.16 Termination of Single Facility Lease. The Single Facility Lease and Security Agreement dated as of September 30, 2015 by and between Sellers shall have been terminated by Sellers.

7.2 Failure of Any Purchaser’s Closing Condition. If any of Purchaser’s Closing Conditions is not satisfied at Closing (a “Purchaser’s Closing Condition Failure”), and, as applicable, Sellers fail to cure such condition failure within fifteen (15) days after written notice is delivered by Purchaser to Sellers (excepting a failure to deliver Sellers’ Closing Deliveries at Closing for which there shall be no notice or cure period) then Purchaser shall have the right (unless such Purchaser’s Closing Condition Failure was solely within the discretion or control of Purchaser), in Purchaser’s absolute discretion, to either (i) terminate this Agreement by providing written notice to Seller, in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except as set forth herein below and except with respect to those which expressly survive such termination, or (ii) complete the transactions set out herein, without prejudice to any right or remedy of Purchaser in respect thereof. If Purchaser terminates this Agreement pursuant to clause (i) above and if such termination is by reason of a Purchaser’s

Closing Condition Failure under Sections 7.1.1, 7.1.2, 7.1.3, 7.1.9, 7.1.10, 7.1.11, 7.1.15 and/or 7.1.16 but not any Purchaser’s Closing Condition Failure under Sections 7.14, 7.1.5, 7.1.6, 7.1.7, 7.1.8, 7.1.12, 7.1.13, or 7.1.14 (unless caused by Seller’s intentional actions or omissions with respect to Sections 7.1.4, 7.1.5, 7.1.6, 7.1.7, or 7.1.12 that were not approved by Purchaser), then Sellers shall reimburse Purchaser for all reasonable out-of-pocket expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement within fifteen (15) Business Days of being provided an invoice setting forth in detail such reasonable out-of-pocket expenses.

7.3 Sellers’ Closing Conditions. Sellers’ obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent, as applicable (the “Sellers’ Closing Conditions”):

7.3.1 Receipt of the Purchase Price. Purchaser shall have (i) paid to Sellers or deposited with Escrow Agent with irrevocable written direction to disburse the same to Sellers, the Purchase Price (as allocated, and as adjusted for Prorations pursuant to Article 9, including, without limitation, with respect to the Deposit), less the Escrow Amount and (ii) delivered irrevocable written direction to Escrow Agent to disburse the Deposit to Sellers;

7.3.2 Purchaser’s Closing Deliveries. All of the Purchaser’s Closing Deliveries shall have been delivered to Seller or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Seller at the Closing;

7.3.3 Representations and Warranties. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made);

7.3.4 Covenants and Obligations. The applicable covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects;

7.3.5 Adverse Proceedings. No litigation or other court action shall have been commenced by a third-party seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement;

7.3.6 Adverse Law. No Applicable Law shall have been enacted that would make illegal, invalid, or otherwise prevent the consummation of the transactions described in this Agreement.

7.4 Failure of Sellers’ Closing Conditions. If any of Sellers’ Closing Conditions are not satisfied at Closing (a “Sellers’ Closing Condition Failure”), and, as applicable, Purchaser fails to cure such condition failure within fifteen (15) days after written notice from Sellers to Purchaser of such failure (excepting a failure to deliver the Purchase Price at Closing for which there shall be no cure period) then Sellers shall have the right, in Sellers’ absolute discretion (unless Sellers’ Closing Condition Failure was within the discretion or control of Sellers), to either (i) terminate this Agreement by providing written notice to Purchaser, in which case the Deposit shall be disbursed to Sellers in accordance with Section 3.2.5 (unless such termination is as a result of Sellers’ Closing Condition Failure under Sections 7.3.5 or 7.3.6 which was not caused by Purchaser’s intentional actions or omissions unless such intentional actions or omissions were approved by Sellers) provided and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive the termination, or (ii) complete the transactions set out herein, without prejudice to any right or remedy of Seller.

8. CLOSING

8.1 Closing Date. If both the Purchaser’s Closing Conditions and the Sellers’ Closing Conditions have been satisfied pursuant to Article 7, and subject to the Purchaser’s extension rights as set forth in Section 7.1.13 hereof, the closing shall occur on a date of Purchaser’s choosing (but with at least three (3) Business Days’ notice to Seller) (the “Closing”) within thirty (30) days following the expiration of the Inspection Period, but no earlier than March 15, 2017; provided, however, that Purchaser may elect to extend the outside date for the Closing by up to sixty (60) days by providing Sellers with notice and depositing an additional Two Hundred Thousand and No/100 Dollars ($200,000.00) with Escrow Agent and which shall become a part of the Deposit, no fewer than three (3) Business Days prior to the original outside date for Closing. The Closing shall occur “by mail”.

8.2 Closing Escrow. If the Parties agree to effect the Closing through an escrow (the “Closing Escrow”), then, prior to the Closing, the Parties shall enter into a closing escrow agreement with the Escrow Agent with respect to the Closing Escrow in form and substance reasonably acceptable to Seller, Purchaser and the Escrow Agent (the “Closing Escrow Agreement”) pursuant to which (a) the Purchase Price to be paid by Purchaser pursuant to Section 3.3.1 shall be deposited with Escrow Agent, (b) all of the documents required to be delivered by Sellers and Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (c) at Closing, the Purchase Price and the Deposit shall be disbursed to the Sellers as set forth in Section 3.3.1 and the documents deposited into the Closing Escrow shall be delivered to the Sellers and Purchaser (as the case may be) pursuant to the Closing Escrow Agreement.

8.3 Sellers’ Closing Deliveries. At Closing, Sellers shall deliver or cause to be delivered to Purchaser, or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing, or (with the approval of Purchaser, acting reasonably) otherwise to be delivered or made available to Purchaser upon Closing, all of the following documents, each of which shall have been duly executed by the appropriate Seller and acknowledged (if required), and other items, set forth in this Section 8.3 (the “Sellers’ Closing Deliveries”), as follows:

8.3.1 Sellers’ Closing Certificate. Delivery of the Sellers’ Closing Certificate, the form of which is attached hereto as “Exhibit “8.3.1”;

8.3.2 Deed. Deed substantially in the form attached hereto as Exhibit “8.3.2”, conveying the Fee Premises and the Improvements to Purchaser or its designee, free and clear of all liens restrictions and encumbrances, subject only to Permitted Exceptions (provided, however, the Deed shall not list as a Permitted Exception any exception for any matters appearing solely on the Survey and not otherwise appearing in the public records of Escambia County, Florida);

8.3.3 Bill of Sale. A Bill of Sale substantially in the form attached hereto as Exhibit “8.3.3”, transferring the Fixtures, Personal Property, Consumables, Plans and Specifications, Warranties, General Intangibles, Books and Records and the Other Assets to Purchaser or its designee;

8.3.4 Assignment and Assumption. An Assignment and Assumption of Facility Contracts, Licenses and Permits, Tenant Leases and Resident Agreements substantially in the form attached hereto as Exhibit “8.3.4”, assigning the Facility Contracts, Licenses and Permits, Tenant Leases and Resident Agreements to Purchaser or its designee;

8.3.5 Assignment and Assumption of Intellectual Property. An Assignment and Assumption of Intellectual Property substantially in the form attached hereto as Exhibit “8.3.5” assigning the Intellectual Property to Purchaser or its designee;

8.3.6 Title Requirements. Such agreements, affidavits or other documents as may be reasonably required by the Title Company from Sellers to issue the Title Policies;

8.3.7 Other Declarations. Any transfer tax declarations or other documents required under Applicable Law in connection with the conveyance of the Assets;

8.3.8 FIRPTA Certificates and Title Affidavits. An affidavit from ALF with respect to compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code Sec. 1445, as amended) and the regulations issued thereunder and any similar state tax requirements and an affidavit from Hardcourt in favor of the Title Company which shall be sufficient to delete the standard exceptions that are within Hardcourt’s control or discretion from the Title Policy;

8.3.9 Closing Statement. The Closing Statement prepared pursuant to Section 9.1;

8.3.10 Authority Documents. Such resolutions, and incumbency certificates as required to evidence the capacity and authority of any Person signing on behalf of Sellers;

8.3.11 Tenant and Resident Notices. Executed written notices substantially in the form attached hereto as Exhibit “8.3.11”, to be delivered post-Closing, from Summer Vista to each tenant under the Tenant Leases and each Resident advising such tenants and Residents of the transaction.

8.3.12 Estoppel Certificates. All Third-Party Estoppels;

8.3.13 Intentionally Left Blank.

8.3.14 Escrow Agreement. The Escrow Agreement;

8.3.15 Sellers’ Certificate. Delivery of the Sellers’ Certificate, the form of which is attached hereto as Exhibit “8.3.15”;

8.3.16 ROFO Agreement. The ROFO Agreement.

8.3.17 Possession and Keys. Possession of the Real Property free and clear of all parties in possession, except parties in possession pursuant to the Tenant Leases and Resident Agreements, and duplicates of or access information for all keys, codes and other security devices relating to the Real Property;

8.3.18 Property Related Deliveries. On the Closing Date, (a) originals, or copies if originals are not available, of all Tenant Leases and Resident Agreements; and (b) in addition, to the extent the foregoing have not heretofore been delivered to Purchaser, Sellers shall cause to be delivered to Purchaser: (i) any Plans and Specifications for the Improvements in Sellers’ possession or control; (ii) all unexpired Warranties and guarantees which Sellers have received in connection with any work or services performed with respect to, or equipment installed in, the Improvements; (iii) originals, or copies if originals are not available, of all Facility Contracts that will be assigned to Purchaser and remain in effect after Closing; (iv) copies of all Licenses and Permits that will be assigned to Purchaser; (v) copies of all Books and Records, whether kept in paper or electronic form; (vi) duplicates of all keys and lock combinations relating to the Assets and (vii) copies of all other materials necessary for the continuity of Business, together with all files, advertising and promotional information and materials; and

8.3.19 Other Documents. Such other documents and instruments as may be reasonably requested by Purchaser or the Title Company in order to consummate the transactions described in this Agreement.

8.4 Purchaser’s Closing Deliveries. At Closing, Purchaser shall deliver or cause to be delivered to Sellers or deposited with Escrow Agent in the Closing Escrow to be delivered to Sellers all of the following, each of which, to the extent applicable, shall have been duly executed by Purchaser and acknowledged (if required), and other items, set forth in this Section 8.4 (the “Purchaser’s Closing Deliveries”):

8.4.1 Purchase Price. The Purchase Price (as adjusted for Prorations pursuant to Article 9, including, without limitation, with respect to the Deposit), less the Escrow Amount, in the form of immediately available funds delivered by wire transfer, to be paid by Purchaser;

8.4.2 Disbursement Letter. A letter of direction to Escrow Agent directing Escrow Agent to disburse the Deposit to the Sellers;

8.4.3 Closing Certificate. A closing certificate substantially in the form attached hereto as Exhibit “8.4.3”;

8.4.4 Counterpart Execution Documents. A counterpart of each of the documents and instruments to be delivered by Sellers under Section 8.3 which require execution by Purchaser;

8.4.5 Escrow Agreement. The Escrow Agreement;

8.4.6 Escrow Amount. The Escrow Amount delivered by wire transfer to the Escrow Agent pursuant to the Escrow Agreement;

8.4.7 ROFO Agreement. The ROFO Agreement; and

8.4.8 Other Documents. Such other documents and instruments as may be reasonably requested by Sellers or the Title Company in order to consummate the transactions described in this Agreement.

9. PRORATIONS AND EXPENSES

9.1 Closing Statement. No later than the day prior to Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Assets as may be necessary to make the adjustments and Prorations to the Purchase Price as set forth in Section 9.2, or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties shall jointly prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and Prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be re-prorated after the Closing as expressly set forth in Section 9.2.

9.2 Prorations. Items of revenue and expense with respect to the Assets, including those set forth in this Section 9.2, shall be prorated between the Parties (the “Prorations”) as of 11:59:59 p.m. on the day preceding the Closing Date (the “Cut-Off Time”), or such other time expressly provided in this Section 9.2, so that the Closing Date is a day of income and expense for Purchaser.

9.2.1 Taxes. All Taxes and assessments shall be prorated as of the Cut-Off Time between Sellers and Purchaser. If the amount of any such Taxes is not ascertainable on the Closing Date, the Proration for such Taxes shall be based on the portion of the Purchase Price allocated to the Real Property pursuant to Section 3.4.1 and utilizing the millage rate as set forth on Hardcourt’s 2016 Notice of Ad Valorem Taxes and Non-Ad Valorem Assessments with allowance made for the maximum allowable discount for early payment; provided, however, that after the Closing, Sellers and Purchaser shall re-prorate the Taxes and pay any deficiency or excess in the original Proration to the applicable Party promptly upon receipt of the actual bill for the relevant taxable period. Any additional Taxes in the nature of “roll back” taxes or relating to the year of Closing arising out of a change in the use of any portion of the Real Property or a change in ownership shall be paid by Sellers when due and payable, and Sellers will indemnify Purchaser from and against any and all such Taxes, which indemnification obligation will survive the Closing.

9.2.2 Tenant Leases and Resident Agreements. Any rents and other amounts prepaid, accrued or due and payable under any Tenant Leases or Resident Agreements shall be prorated as of the Cut-Off Time between Summer Vista and Purchaser. Purchaser shall receive a credit for all security deposits that are not transferred by Summer Vista to Purchaser. Purchaser shall not receive a credit for any security deposits held by Summer Vista that are transferred to Purchaser at Closing.

9.2.3 Facility Contracts. Any amounts prepaid, accrued or due and payable under the Facility Contracts (other than for utilities which proration is addressed separately in Section 9.2.5) shall be prorated as of the Cut-Off Time between Summer Vista and Purchaser. Purchaser shall receive a credit for all deposits held by Summer Vista under the Facility Contracts (together with any interest thereon) which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Facility Contracts. Summer Vista shall receive a credit for all deposits made by Summer Vista under the Facility Contracts (together with any interest thereon) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser.

9.2.4 Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits transferred to Purchaser shall be prorated as of the Cut-Off Time between Sellers and Purchaser. Sellers shall receive a credit for all deposits made by Sellers under the Licenses and Permits (together with any interest thereon) which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.

9.2.5 Utilities. All utility services shall be prorated as of the Cut-Off Time between Summer Vista and Purchaser. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time. If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated between Summer Vista and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall re-prorate the amount for such utilities and pay any deficiency in the original Proration to the applicable Party promptly upon receipt of the actual bill for the relevant billing period. Summer Vista shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts.

9.2.6 Re-Prorations. Except as set forth in Section 9.2.1, if during the ninety (90) day period following the Closing Date, any Party in its reasonable discretion believes the any of the Prorations as reflected on the Closing Statement are not based on actual or accurate figures, such Party shall have the right to request that such Prorations be re-prorated, and upon such request the Parties agree in good faith to endeavor to accomplish such re-proration as soon as practicable following such request.    Any re-prorations shall be made in the same manner contemplated in this Section 9.2. This subparagraph shall survive Closing.

9.3 Cash. Except as otherwise provided in this Agreement, all cash on hand, escrow and reserve accounts of Sellers, accounts receivable and accounts payable, indebtedness or Liabilities for the period prior to the Closing Date shall remain the property or responsibility, as applicable, of Sellers. Sellers shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Assets or Business through and including the day preceding the Closing Date and Purchaser shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Assets or Business from and including the Closing Date.

9.4 Employees. If applicable, Sellers will comply with the notice requirements under the WARN Act, COBRA or any similar federal, state or local legislation with respect to any Employees terminated by Sellers in connection with the transactions contemplated by this Agreement. It is expressly understood and agreed that Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any Employee of Sellers attributable to any time period up to Closing.

9.5 Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser as set forth elsewhere in this Agreement, Purchaser shall pay for the following items in connection with the transaction contemplated by this Agreement: (a) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with the Inspections; (b) the fees and expenses of Purchaser’s attorneys, accountants and consultants; (c) the fees and expenses for the Survey; (d) all transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Assets other than the Real Property; (e) any mortgage tax, title insurance fees and expenses for any loan title insurance policies and any extended coverages or endorsements requested by Purchaser to the Title Policy, recording charges or other amounts payable in connection with any new financing obtained by Purchaser; (f) any governmental fees or expenses payable for the assignment, transfer or conveyance of any Licenses and Permits and (g) one half (1/2) of the fees and expenses for the Escrow Agent.

9.6 Sellers’ Transaction Costs. Sellers shall pay, as agreed between Sellers, for the following items in connection with the transaction contemplated by this Agreement: (a) the fees and expenses of Sellers’ attorneys, accountants, and consultants; and (b) all transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Real Property; (c) any governmental fees or expenses payable for the assignment, transfer or conveyance of any Facility Contracts, Tenant Leases, and Resident Agreements; (d) title insurance fees and expenses for the Title Commitment and Title Policy (including search fees); and (e) one half (1/2) of the fees and expenses for the Escrow Agent.

9.7 Allocation of Accounts Receivable. The accounts receivable of the Facility shall be handled in the following manner:

9.7.1 On the Closing Date, Summer Vista shall provide Purchaser with a schedule setting forth by Resident the outstanding accounts receivable of the Facility as of the Closing Date and showing dates of service related to each such outstanding account receivable (the “Pre-Closing Date AR”). Summer Vista, on the one hand, and Purchaser, on the other hand, shall retain or remit any payments received by it on the accounts receivable of the Facility in a manner consistent with Section 9.7.

9.7.2 If such payments either specifically indicate on the accompanying remittance advice that they relate to the Pre-Closing Date AR, they shall either be retained by Summer Vista if received by Summer Vista, or if they have been received by Purchaser, they shall be remitted to Summer Vista, along with the applicable remittance advice, promptly, but in no event more than ten (10) days, after receipt thereof;

9.7.3 If such payments either specifically indicate on the accompanying remittance advice that they relate to the services rendered or goods sold on or after the Closing Date, they shall be retained by Purchaser, if received by Purchaser, or if they have been received by Summer Vista, they shall be remitted to Purchaser promptly, but in no event more than ten (10) days, after receipt thereof;

9.7.4 If such payments do not indicate on the accompanying remittance advice the period to which the payment applies (a “Non-Designated Payment”), the Parties shall assume that each Non-Designated Payment relates to the newest outstanding unpaid receivables and, based on such assumption, the portion thereof which relates to services provided or goods sold on or after the Closing Date shall be retained by Purchaser, or if received by Summer Vista, remitted to Purchaser within ten (10) days after Summer Vista’s receipt thereof, and the remaining balance, if any, shall be retained by Summer Vista or, if received by Purchaser, remitted to Summer Vista.

9.7.5 In furtherance and not in limitation of the foregoing, the Parties have further agreed that (i) if any payment received by Purchaser on or after the Closing Date relates solely to the period prior to the Closing Date, it shall be remitted by Purchaser to Summer Vista (ii) if any such payment received by Purchaser on or after the Closing Date relates solely to the period from and after the Closing Date, it shall be retained by Purchaser and deposited in accordance with its routine banking practices and (iii) if any such payment received by Purchaser on or after the Closing Date relates to periods both prior to and from and after the Closing Date, it shall be deposited by Purchaser in accordance with its routine banking practices, with the applicable portion thereof remitted to Summer Vista in accordance with the terms of Section 9.7.

9.7.6 Summer Vista acknowledges and agrees that Purchaser’s only obligation under Section 9.7 shall be to forward payments on the Pre-Closing Date AR if and as received by Purchaser and that Purchaser shall have no affirmative obligation to attempt to collect the Pre-Closing Date AR under this Agreement. Purchaser acknowledges that Summer Vista may continue to invoice Residents for the Pre-Closing Date AR, but Summer Vista agrees not to pursue any other collection efforts against Residents.

9.7.7 Summer Vista and Purchaser shall each have the right, upon request and during normal business hours, to inspect the books and records of the other Party to ensure their compliance with their obligations under this Section 9.7. In the event that in connection with any such inspection or otherwise, the parties mutually determine that any payment hereunder was misapplied by the Parties, the Party which erroneously received said payment shall remit the same to the other within ten (10) days after said determination is made.

10. DEFAULT AND REMEDIES

10.1 Sellers’ Default. If, at or any time prior to Closing, Sellers fail to perform in any material respect any of their covenants or obligations under this Agreement which breach or default is not caused in whole or in part by a Purchaser’s Default or a Purchaser’s Closing Conditions Failure, Sellers fail to cure such material breach within fifteen (15) days after written notice of the same is delivered by Purchaser to the Sellers (a “Sellers’ Default”), and no material Purchaser’s Default has occurred which remains uncured, Purchaser may elect, as its sole and exclusive remedy, to (a) terminate this Agreement by providing written notice to Sellers, in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, Sellers shall reimburse Purchaser for all reasonable, actual, third party out-of-pocket expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) waive such default and proceed to Closing without any reduction in or setoff against the Purchase Price except for the amounts needed to remove any liens or permit transfer of licenses, which costs may be offset from the Purchase Price, or (c) obtain a court order for specific performance.

10.2 Purchaser’s Default. If at any time prior to Closing, Purchaser fails to perform in any material respect any of its covenants or obligations under this Agreement which breach or default is not caused in whole or in part by a Sellers’ Default or a Sellers’ Closing Conditions Failure, Purchaser fails to cure such condition failure within fifteen (15) days after written notice of such failure is delivered by Sellers to Purchaser (a “Purchaser’s Default”), and no material Sellers’ Default has occurred which remains uncured, then Sellers may elect, as their sole and exclusive remedy, to (a) terminate this Agreement by providing written notice to Purchaser, in which case the Deposit shall be disbursed to Sellers in accordance with Section 3.2.3, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination or (b) waive such default and proceed to Closing without any reduction in or setoff against the Purchase Price.

10.3 Liquidated Damages. The Parties acknowledge and agree that if this Agreement is terminated pursuant to Section 7.4 and Section 10.2, the damages that Sellers would sustain as a result of such termination would be difficult if not impossible to ascertain. Accordingly, the Parties agree that Sellers shall retain the Deposit as full and complete liquidated damages (and not as a penalty) as Sellers’ sole and exclusive remedy for such termination; provided, however, that in addition to the Deposit, Sellers shall retain all rights and remedies under this Agreement with respect to those obligations of Purchaser which expressly survive such termination.

11. RISK OF LOSS

11.1 Casualty. If, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, the Assets or any portion thereof are damaged or destroyed by fire or any other casualty (a “Casualty”), Sellers shall give written notice of each such Casualty to Purchaser promptly after the occurrence of such Casualty and Purchaser shall have the right to elect, by providing written notice to Sellers within thirty (30) days after Purchaser’s receipt of the Sellers’ written notice of such Casualty, to (a) terminate this Agreement in its entirety, (b) extend the Closing Date for a reasonable period of time determined by Purchaser to provide Sellers with the opportunity to restore the Assets to their condition prior to such Casualty prior to Closing, or (c) proceed to Closing, without terminating this Agreement, in which case Sellers shall (i) provide Purchaser with a credit against the Purchase Price in an amount equal to the greater of: (y) the applicable insurance deductible plus any uninsured amount of the repair or restoration cost, and (z) the reasonable estimated costs for the repair or restoration of the Real Property, as applicable, required by such Casualty, and (ii) transfer and assign to Purchaser all of the Sellers’ right, title and interest in and to all proceeds from all casualty, business interruption, lost profits, and other applicable insurance policies maintained by Sellers with respect to the Assets, except those proceeds specifically payable in connection with and allocable to business interruption and lost profits and costs incurred by Sellers for the period prior to the Closing to the extent assignable, and if such proceeds are not assignable, Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the amount of such proceeds. If Purchaser fails to provide written notice of its election to Sellers within such thirty (30) day time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (c) of this preceding sentence. If the Closing is scheduled to occur within Purchaser’s thirty (30) day election period, the Closing Date shall, upon Purchaser’s election, be postponed until the date that is five (5) Business Days after the expiration of such thirty (30) day election period. In the event that Purchaser terminates this Agreement pursuant to this Section 11.1, the Deposit shall be returned to Purchaser.

11.2 Condemnation. If, at any time after the Effective Date and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property (a “Condemnation”), Sellers shall give written notice of such Condemnation to Purchaser promptly after Sellers receive notice of such Condemnation and Purchaser shall have the right to elect, by providing written notice to Sellers within thirty (30) days after Purchaser’s receipt of the Sellers’ written notice of such Condemnation, to (a) terminate this Agreement in its entirety, or (b) proceed to Closing, without terminating this Agreement, in which case the Sellers shall assign to Purchaser all of Sellers’ right, title and interest in all proceeds and awards from such Condemnation. If Purchaser fails to provide written notice of its election to Sellers within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (b) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s thirty (30) day election period, the Closing shall, upon Purchaser’s election, be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period. In the event that Purchaser terminates this Agreement (or a portion thereof) pursuant to this Section 11.2, the Deposit shall be returned to Purchaser.

11.3 Stop Admission Orders/Hold Orders. If the Facility is subject to any governmental ruling or order which prevents the admission of new residents to the Facility, notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be permitted to contact and work directly with any Governmental Authorities necessary to assess the situation and develop a plan to permit admissions to commence again upon the Closing Date.

12. SURVIVAL, INDEMNIFICATION AND RELEASE

12.1 Survival. The representations and warranties, covenants and obligations (including without limitation obligations of defense and indemnification) of Sellers and Purchaser shall survive Closing or earlier termination of this Agreement until the date which is twelve (12) months after the Closing Date. Sellers acknowledge and agree that, notwithstanding the fact that the indemnification obligation contemplated by Section 12.2 below may not accrue prior to the expiration of the twelve (12) month period contemplated by this Section 12.1, the expiration of such twelve (12) month period shall in no way limit Sellers’ indemnification obligation provided that Seller is notified of any such potential indemnification claim prior to the expiration of such twelve (12) month period. Notwithstanding the foregoing, the Retained Liabilities of Sellers shall not be subject to a limitation on survival.

12.2 Indemnification by Sellers. Subject to the limitations set forth in this Article 12 and any other express provision of this Agreement, Sellers shall indemnify, save, insure, pay, defend and hold harmless Purchaser’s Indemnitees from and against any Indemnification Loss incurred by any Purchaser’s Indemnitee to the extent resulting from (a) any breach of any representation or warranty of a Seller in this Agreement, (b) any breach by a Seller of any of its covenants or obligation under this Agreement, (c) any Retained Liabilities, and (d) any breach of representation, warranty, covenant or obligation of a Seller in any Seller’s Document.

12.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article 12, Purchaser shall indemnify, defend and hold harmless Seller’s Indemnitees from and against any Indemnification Loss incurred by Seller’s Indemnitee to the extent resulting from (a) any breach of any representation or warranty of Purchaser in this Agreement, (b) any breach by Purchaser of any of its covenants or obligations under this Agreement, (c) any Assumed Liabilities and (d) any breach of representation, warranty, covenant or obligation of Purchaser in any Purchaser’s Document.

12.4 Indemnification Procedure.

12.4.1 Notice of Indemnification Claim. If any of Seller’s Indemnitees or Purchaser’s Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any other provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense or indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

12.4.2 Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

12.4.3 Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (a) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company, in which case Indemnitee shall have no such approval rights), (b) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (c) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost-efficient manner.

12.4.4 Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (a) does not involve a Third-Party Claim but is disputed by Indemnitor until such time as such dispute is resolved by written agreement or by a final, non-appealable order of court of competent jurisdiction or (b) which involves a Third-Party Claim until such time as such Third-Party Claim is concluded, including any appeals with respect thereto in the case of a claim in litigation.

12.5 Materiality.Notwithstanding any other provision of this Article 12 to the contrary, Sellers shall not be required to indemnify Purchaser’s Indemnitees, and Purchaser shall not be required to indemnify Sellers’ Indemnitees, pursuant this Article 12 unless the amount of indemnification claims an Indemnitor is otherwise obligated to pay (but for this Section 12.5) to all Indemnitees exceeds Twenty-Five Thousand Dollars ($25,000), individually or in the aggregate; provided that in the event such amount exceeds Twenty-Five Thousand Dollars ($25,000), the Indemnitor shall be obligated to pay the entire amount without deduction of the first Twenty-Five Thousand Dollars ($25,000).

12.6 Limits on Sellers’ Indemnification Obligation.

12.6.1 Except for Retained Liabilities and Indemnification Claims based on fraud, gross negligence or willful misconduct, Sellers shall not be liable to Purchaser’s Indemnitees for any Indemnifications Claims in excess of the Purchase Price in the aggregate.

12.6.2 Summer Vista agrees to indemnify and hold Hardcourt harmless from and against any Third Party Claim that is a Crossover Claim relating to negligence or abuse in connection with the care of a Resident.

12.7 Exclusive Remedy for Indemnification Loss.Except for Indemnification Claims based on fraud, gross negligence or willful misconduct, for which the Indemnitee shall have the right to pursue all remedies available at law or equity, the indemnification provisions in this Article 12 shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

12.8 Holdback.Sellers agree to escrow the Escrow Amount as security for the indemnity obligations hereunder. At the Closing, the Escrow Amount shall be deducted from the Purchase Price payable to Summer Vista pursuant to Section 3.1, and Sellers, Purchaser and Escrow Agent shall execute the Escrow Agreement attached hereto as Exhibit “B” and incorporated herein by reference.

13. TERMINATION

13.1 Termination. This Agreement may be terminated and the transaction contemplated hereby abandoned:

13.1.1 By mutual consent of the Purchaser and the Sellers at any time prior to the Closing for any reason;

13.1.2 by either the Sellers or Purchaser, if any court or other Governmental Authority has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the sale and purchase of the Assets contemplated by this Agreement; or

13.1.3 As otherwise set forth in this Agreement.

14. MISCELLANEOUS PROVISIONS

14.1 Notices.

14.1.1 Method of Delivery. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission with a confirmation sheet or e-mail, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other Person as the addressee shall have designated by written notice sent in accordance herewith. Any notice so given shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission or e-mail, as of the date of the facsimile transmission or e-mail provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Sellers:

Summer Vista Assisted Living, LLC

Hardcourt Development No. 2, LLC

2131 Banquos Trail

Pensacola, Florida 32503

Attention: Patrick Duplantis, Director

Telephone No.: (813) 240-0125

Facsimile No.: None

Email: pduplantis49@gmail.com

with a copy to:	Hightower Law Firm 119 North Palafox Street Pensacola, FL 32502 Attention: David E. Hightower, Esquire Telephone No.: (850) 549-3812 Facsimile No.: (850) 607-2663 E-Mail: david@htowerlaw.com

If to Purchaser:

CHP II Partners, LP

c/o CNL Healthcare Properties II, Inc.

450 South Orange Avenue, 14th Floor

Orlando, Florida 32801

Attention: Chief Financial Officer and

Assistant General Counsel

Telephone No.: (407) 650-1000

Facsimile No.: (407) 540-2576

E-Mail: kevin.maddron@cnl.com

E-Mail: tracey.bracco@cnl.com

with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Orlando, Florida 32801

Attention: John D. Ruffier, Esquire

Telephone No.: (407) 843-4600

Facsimile No.: (407) 843-4444

E-Mail: john.ruffier@lowndes-law.com

14.1.2 Receipt of Notices. All notices sent by a Party (or its counsel as contemplated below) under this Agreement shall be deemed to have been received by the Party to whom such notice is sent upon (a) delivery to the address, facsimile number or e-mail address of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (b) the attempted delivery of such notice if (i) such recipient Party refuses delivery of such notice, or (ii) such recipient Party is no longer at such address, facsimile number or e-mail address, and such recipient Party failed to provide the sending Party with its current address, facsimile number or e-mail address pursuant to Section 14.1.3.

14.1.3 Change of Address. The Parties and their respective counsel shall have the right to change their respective address, facsimile number or e-mail address for the purposes of this Section 14.1 by providing a notice of such change in address, facsimile number or e-mail address as required under this Section 14.1.

14.1.4 Delivery by Party’s Counsel. The Parties agree that the attorney for a Party shall have the authority to deliver notices on such Party’s behalf to the other Parties hereto.

14.2 Time is of the Essence. Time is of the essence in this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

14.3 Assignment. Neither Purchaser nor Sellers shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Parties which consent may be withheld in each other Party’s sole discretion, except however, Purchaser shall have the right to designate any wholly-owned Subsidiary or any CNL Financial Group-affiliated or sponsored entity to receive title or may assign this Agreement, in whole or in part, to one or more Affiliates of Purchaser by providing written notice to Seller no later than three (3) Business Days prior to Closing. In the event of a split of the interests being conveyed pursuant to an assignment, Sellers agree to enter into all reasonable and necessary documentation necessary to memorialize such a transaction.

14.4 Successors and Assigns. This Agreement shall be binding upon the Parties hereto and their respective heirs and permitted successors, and assigns, each of whom shall be entitled to enforce performance and observance of this Agreement, to the same extent as if such heirs, successors, and assigns, were parties, hereto.

14.5 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (a) the Parties and their respective successors and permitted assigns, (b) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement and (c) Duplantis.

14.6 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(i) Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

(ii) All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

(iii) The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(iv) Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

(v) The terms “sole discretion” and “absolute discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

14.7 Severability. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event no such limiting construction is possible, such invalid or unenforceable provision shall be deemed severed from the Agreement without affecting the validity of any other provision hereof if the essential provisions of this Agreement for each Party remain valid, binding and enforceable.

14.8 Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, construed and interpreted in accordance with, the laws of the State of Florida. Purchaser and Seller agree to exclusively submit to the jurisdiction of Florida in connection with any claims or controversy arising out of this Agreement and that venue for such actions shall exclusively be in Escambia County, Florida. Seller (for itself and all Seller’s Indemnitees) and Purchaser (for itself and all Purchaser’s Indemnitees) hereby submit to jurisdiction and consent to venue in such courts, and waive any defense based on forum non conveniens, provided that any Party may seek injunctive relief or specific performance with respect to any of the Assets in the courts of the State in which such Assets are situated and may incorporate a claim against Sellers with respect to any claim for injunctive relief or specific performance.

14.9 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT THAT EITHER PARTY OR THEIR HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

14.10 Attorneys’ Fees. In connection with any disputes or actions arising out of the transactions contemplated by this Agreement, or the breach, enforcement or interpretation of this Agreement, the substantially prevailing Party shall be entitled to recover, from the Party not substantially prevailing, all reasonable costs and attorney, paralegal and expert fees incurred by the substantially prevailing Party before trial, at trial, at retrial, on appeal, at all hearings and rehearings, and in all administrative, bankruptcy and reorganization proceedings.

14.11 Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

14.12 Entire Agreement. This Agreement and the agreements to be executed and delivered in connection therewith set forth the entire understanding and agreement of the Parties hereto and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the Effective Date with respect to the transactions described in this Agreement.

14.13 Further Assurances. Each of the Parties covenants and agrees to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further acts, instruments, papers and documents as may be reasonably necessary to carry out and effectuate the intent and purposes of this Agreement.

14.14 Effect of Delay and Waivers. No delay or omission to exercise any right or power accruing prior to or upon any breach, omission, or failure of performance hereunder shall impair any such right or power, or shall be construed to be a waiver thereof, and any such right or power may be exercised from time to time and as often as may be deemed expedient. In the event of any breach of any provision contained in this Agreement, thereafter waived by another Party, such waiver shall be limited to the particular waiving Party and to the particular breach in question and no other. No waiver or release of any term or provision of this Agreement shall be established by conduct, custom, or course of dealing, but solely by a document in writing duly authorized and executed by the waiving or releasing Party.

14.15 Amendments, Waivers and Termination of Agreement. No amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement, shall be valid unless in writing, executed, and delivered by each of the Parties.

14.16 Execution of Agreement. A Party may deliver executed signature pages to this Agreement by facsimile transmission or electronic mail transmission of a portable document format document to any other Party, which transmitted signature page shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

14.17 Tax Disclosures. Notwithstanding anything in this Agreement to the contrary, in order to avoid any potential application of Section 1.6011-4(b)(3) of the Treasury Regulations, Purchaser and Sellers (and each employee, representative, or other agent of Purchaser and Sellers) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to Purchaser or Sellers relating to such tax treatment and tax structure. For purposes hereof, “tax structure” means any fact that may be relevant to understanding the federal income tax treatment of the transaction.

14.18 Liability of Interest-Holders in Sellers and Purchaser and their Affiliates. Nothing contained in this Agreement shall be construed to create or impose any Liabilities or obligations and no such Liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Sellers or Purchaser or their respective Affiliates for the payment or performance of the obligations or Liabilities of Sellers or Purchaser.

14.19 Good Faith Efforts. The Parties agree to use commercially reasonable, good-faith efforts to effectuate the transactions contemplated by this Agreement.

14.20 Post-Execution Disclosures. The Parties agree that the Party or Parties charged with providing a schedule to this Agreement shall update such schedule promptly (but in any event within five (5) Business Days) after any change in condition or state of facts which would render any such schedule incomplete or inaccurate. In the event that Sellers update any schedule during the period commencing on the date which is two (2) Business Days prior to the expiration of the Inspection Period and ending upon the expiration of the Inspection Period, the Inspection Period shall be extended for two (2) Business Days. If Sellers update any schedule from and after the expiration of the Inspection Period, Purchaser shall have the right to terminate this Agreement on or before the date that is (2) Business Days after the date of such update of the schedule, and such termination shall be treated for all purposes as a termination by Purchaser prior to the expiration of the Inspection Period.

[Remainder of page intentionally left blank;

Signatures on following pages]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer as of the date first set forth above.

SELLER:

SUMMER VISTA ASSISTED LIVING, LLC, a Florida limited liability company

By:	/s/
Name:	Patrick Duplantis
Title:	Director

HARDCOURT DEVELOPMENT NO. 2, LLC,
a Florida limited liability company

By:	/s/
Name:	Patrick Duplantis
Title:	Director

PURCHASER:

CHP II PARTNERS, LP, a Delaware limited partnership

By: CHP II GP, LLC, a Delaware limited liability company, its General Partner

By: CNL Healthcare Properties II, Inc., a Maryland corporation, its Managing Member

By:	/s/
Name:	Tracey B. Bracco
Title:	Vice President

The undersigned hereby joins in the execution of this Agreement for the purposes of acknowledging and accepting its obligations as Escrow Agent hereunder:

ESCROW AGENT:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/
Name:	Sam Sobering
Title:	AVP

EXHIBIT “A”

THE FEE PREMISES

Lot 2, New Hope Place, a replat of a portion of Mallory Heights Unit #3 and subdivision of a portion of Section 16, Township 1 South, Range 29 West, City of Pensacola, Escambia County, Florida as recorded in Plat Book 19 at page 17 of the public records of said County.

EXHIBIT “A” - 1

EXHIBIT “B”

ESCROW AGREEMENT

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) dated [                    ], 2017 (the “Closing Date”) is among CHP II [                    ], LLC, a Delaware limited liability company (“Purchaser”), SUMMER VISTA ASSISTED LIVING, LLC, , a Florida limited liability company (“Summer Vista”), and HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company (“Hardcourt” together Hardcourt and Summer Vista may hereinafter be referred to collectively as “Seller”), and FIDELITY NATIONAL TITLE INSURANCE COMPANY, as escrow agent (“Escrow Agent”).

This is the escrow agreement referred to in that certain Asset Purchase Agreement by and between Seller and CHP II Partners, LP, dated February     , 2017, as assigned to Purchaser by that certain Assignment and Assumption of Asset Purchase Agreement between CHP II Partners, LP and Purchaser (as amended and assigned from time to time, the “Purchase Agreement”). Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Purchase Agreement.

The parties, intending to be legally bound, hereby agree as follows:

1. ESTABLISHMENT OF ESCROW.

(a) As of the Closing Date, Summer Vista has deposited with Escrow Agent an amount equal to Six Hundred Thousand and No/100 Dollars ($600,000.00) in immediately available funds (as increased by any earnings thereon and as reduced by any disbursements, amounts withdrawn under Section 5(j), or losses on investments, the “Escrow Fund”). Escrow Agent hereby acknowledges receipt thereof.

(b) Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof.

2. INVESTMENT OF FUNDS. Except as Purchaser and Seller may from time to time jointly instruct Escrow Agent in writing, the Escrow Fund shall be invested from time to time, to the extent reasonably possible, in United States Treasury bills having a remaining maturity of ninety (90) days or less and repurchase obligations secured by such United States Treasury bills, with any remainder being deposited and maintained in a money market deposit account with any bank or trust company organized under the laws of the United States of America or the laws of any state thereof which has a long term debt rating from Moody’s Investor’s Service, Inc. or from Standard & Poor’s Corporation of at least an “AAA” rating or as to which Seller and Purchaser shall have otherwise given their consent, until disbursement of the entire Escrow Fund. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement.

EXHIBIT “B” - 1

3. CLAIMS.

(a) From time to time on or before [                    ], 20     [INSERT DATE THAT IS DAY PRIOR TO ANNIVERSARY OF CLOSING DATE], Purchaser may give notice to Seller and Escrow Agent specifying in reasonable detail the nature and dollar amount of any Indemnification Claim it or any Purchaser’s Indemnitees may have under Article 12 of the Purchase Agreement. Any notice under the preceding sentence is referred to herein as a “Notice” and any claim for payment from the Escrow Fund under the preceding sentence is referred to herein as a “Claim.” If Seller gives notice to Purchaser and Escrow Agent disputing any Claim (a “Counter Notice”) within ten (10) Business Days following receipt by Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 3(b). If no Counter Notice is received by Escrow Agent within such ten (10) Business Day period, then the dollar amount claimed by Purchaser as set forth in its Notice shall be deemed established for purposes of this Agreement and the Purchase Agreement and, at the end of such ten (10) Business Day period, Escrow Agent shall pay to Purchaser the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Fund; provided, however, no payment shall be made by Escrow Agent to Purchaser until the amount of Claims exceeds $25,000, individually or in the aggregate; provided, further, that in the event the amount of Claims exceeds $25,000, individually or in the aggregate, Escrow Agent shall pay the entire amount without deduction of the first $25,000. Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Purchase Agreement.

(b) If a Counter Notice is given with respect to a Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Purchaser and Seller or (ii) a final, nonappealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and nonappealable. Escrow Agent shall act on such court order and legal opinion without further question.

4. TERMINATION OF ESCROW. On [                    ], 20     [INSERT DATE THAT IS SIX MONTHS AFTER CLOSING DATE], Escrow Agent shall pay and distribute to Summer Vista an amount equal to (a) Three Hundred Thousand and No/100 Dollars ($300,000.00) (b) less (i) any Claims paid out of the Escrow Fund as of such date and less (ii) any amounts unpaid but under a Notice of Claim as of such date. Notwithstanding the foregoing, if (i) there have been Claims exceeding $25,000.00, individually or in the aggregate, paid out of the Escrow Fund or (ii) Escrow Agent has received any Notice of any Claims exceeding $25,000.00, individually or in the aggregate, from Purchaser which are then pending or (iii) the sum of any paid and pending Claims exceeds $25,000.00, individually or in the aggregate, no amounts shall be disbursed from the Escrow Fund pursuant to the preceding sentence. On [                    ], 20     [INSERT DATE THAT IS DAY PRIOR TO TERMINATION OF ESCROW], Escrow Agent shall pay and distribute the then amount of the Escrow Fund to Summer Vista, unless it has received any Notices of Claims from Purchaser which are then pending, in which case an amount equal to one hundred percent (100%) of the aggregate dollar amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Agent in the Escrow Fund (and the balance paid to Summer Vista) until the earlier of: (i) the period for receipt of a Counter Notice has passed without receipt of such Counter Notice (at which time the balance of the Escrow Fund shall be delivered to Purchaser), or (ii) Escrow Agent receives joint written instructions of Purchaser and Seller or a final, nonappealable order of a court of competent jurisdiction as contemplated by Section 3(b).

EXHIBIT “B” - 2

5. DUTIES OF ESCROW AGENT.

(a) Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(b) Escrow Agent shall not be liable for actions or omissions hereunder, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund or any loss of interest incident to any such delays.

(c) Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

(d) Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(e) Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and has only possession thereof. Any payments of income from the Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or nonresident alien certifications. This Section 5(e) and Section 5(b) shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

(f) Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

EXHIBIT “B” - 3

(g) Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to the Escrow Fund.

(h) Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If, at that time, Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final, nonappealable order of a court of competent jurisdiction.

(i) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received (i) a final, nonappealable order of a court of competent jurisdiction directing delivery of the Escrow Fund or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and nonappealable. Escrow Agent shall act on such court order and legal opinion without further question.

(j) Purchaser and Seller shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of five hundred dollars ($500) at the time of execution of this Agreement and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne fifty percent (50%) by Summer Vista and fifty percent (50%) by Purchaser. Any fees or expenses of Escrow Agent or its counsel that are not paid as provided for herein may be taken from any property held by Escrow Agent hereunder.

(k) No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent’s name or the rights, powers or duties of Escrow Agent shall be issued by the other parties hereto or on such parties’ behalf unless Escrow Agent shall first have given its specific written consent thereto.

6. LIMITED RESPONSIBILITY. This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement and any other agreement executed by Escrow Agent.

EXHIBIT “B” - 4

7. OWNERSHIP FOR TAX PURPOSES. Seller agrees that, for purposes of federal and other taxes based on income, Summer Vista will be treated as the owner of the Escrow Fund and that Summer Vista will report all income, if any, that is earned on, or derived from, the Escrow Fund as its income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

8. NOTICES. All notices, consents, waivers and other communications required or permitted under this Agreement shall be in writing and shall be delivered as required under Section 13.1 of the Purchase Agreement to the addresses specified therein, with the address of the Escrow Agent being as follows:

Fidelity National Title Insurance Company

2400 Maitland Center Parkway, Suite 200

Maitland, Florida 32751

Attention: Mr. Sam Sobering

9. JURISDICTION; SERVICE OF PROCESS. Any proceeding arising out of or relating to this Agreement may be brought in the courts of the State of Florida, County of Escambia, or, if it has or can acquire jurisdiction, the United States District Court in and for the Northern District of Florida (Pensacola Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Process in any proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10. EXECUTION OF AGREEMENT. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for any purposes whatsoever.

11. SECTION HEADINGS, CONSTRUCTION. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

12. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given

EXHIBIT “B” - 5

by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Purchaser, Seller and Escrow Agent.

14. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida without regard to conflicts of law principles that would require the application of any other Law.

[Signatures appear on following pages]

EXHIBIT “B” - 6

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLER:

SUMMER VISTA ASSISTED LIVING, LLC,
a Florida limited liability company

By:
Name:	Patrick Duplantis
Title:	Director

HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company

By:
Name:	Patrick Duplantis
Title:	Director

EXHIBIT “B” - 7

[Signature Page to Escrow Agreement]

PURCHASER:

CHP II [ ], LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT “B” - 8

[Signature Page to Escrow Agreement]

ESCROW AGENT:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT “B” - 9

EXHIBIT 6.13

RIGHT OF FIRST OFFER

THIS RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) is made on                             , 2017 (the “Effective Date”) by and between SUMMER VISTA ASSISTED LIVING, LLC, a Florida limited liability company and HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company (together, “Offeror”) and CHP II PARTNERS, LLC, a Delaware limited liability company, or its assigns (“Offeree”). Offeror and Offeree are, at times, each individually referred to herein as a “Party” and, together, as the “Parties”.

W I T N E S S E T H

WHEREAS, Offeror and Offeree (by assignment) are parties to that certain Asset Purchase Agreement dated                             , 2017 (as amended and assigned from time to time, the “Purchase Agreement”) pursuant to which Offeree agreed to purchase certain property more particularly described on Exhibit “A” attached hereto (the “Benefitted Property”) from Offeror; and

WHEREAS, the execution of this Agreement was a material inducement to Offeree to enter into the Purchase Agreement and consummate the purchase of the Benefitted Property; and

WHEREAS, Offeror was, and will continue to be, benefitted by the consummation of the transactions contemplated by the Purchase Agreement; and

WHEREAS, Offeror has agreed to grant to Offeree certain rights of first offer pursuant to the terms and provisions of this Agreement.

NOW THEREFORE, for and in consideration of the premises hereof and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor and Grantee hereby agree as follows:

1. Definitions; Incorporation. All capitalized terms shall have the meaning ascribed to them in this Agreement. If any capitalized term is not defined herein, such term shall have the meaning ascribed to it in the Purchase Agreement. All exhibits referenced in this Agreement are hereby incorporated herein and made a part hereof by this reference.

2. Terms of Rights of First Offer.

(a) For three (3) calendar years following the Effective Date, if Offeror (which for purposes of this Agreement shall include any “Affiliate” of Offeror, as such term is defined in the Purchase Agreement) desires to market any independent living facility (each a “Facility”) located within seven (7) miles of the Benefitted Property to a third and unaffiliated party, Offeror shall first offer the Facility to Offeree, in writing and in accordance with the provisions of Section 3 (the “ROFO Notice”). The ROFO Notice shall set forth the material business terms of such proposal including, without limitation, Offeror’s proposed sales price. During the forty-five (45) day period following immediately after Offeree’s receipt of the ROFO Notice (the “Negotiation Period”), Offeror and Offeree shall each use good faith, commercially reasonable efforts to

EXHIBIT “6.13 ” - 1

negotiate and reach an agreement on the purchase price for the Facility and enter into a letter of intent which sets forth the terms of such purchase. Offeror and Offeree acknowledge and agree that the form of purchase agreement to be used with respect to the sale and purchase of the Facility or Land in connection therewith shall be substantially similar to the Purchase Agreement.

(b) In the event that Offeror and Offeree do not enter into a letter of intent with respect to the purchase and sale of the Facility prior to the expiration of the Negotiation Period, or if such a letter of intent is executed but the sale contemplated thereby is not consummated in accordance therewith, for twelve (12) months from the expiration of the Negotiation Period, Offeror shall have the right, but not the obligation, to market the Facility for sale thereafter. If the Offeror fails to sell the Facility within twelve (12) months following the expiration of the Negotiation Period, and the Offeror wishes to continue marketing the Facility for sale, then the Parties shall repeat the process set forth in Paragraph 2(a) above.

(c) During the twelve (12) month period following expiration of the Negotiation Period, Offeror may enter into a contract to sell a Facility, provided that: (i) the terms and conditions of the contract, other than the purchase price, are not materially worse than those set forth in the ROFO Notice, (ii) the purchase price of the contract is not less than ninety-eight percent (98%) of the price offered in the ROFO Notice. However, if either of the foregoing conditions is violated, then Offeree shall be obligated to provide Offeree with a new ROFO Notice with the new proposed contract terms and the process set forth in Paragraph 2(a) above shall be repeated.

3. Notices. Any notices or other communications permitted or required to be given hereunder shall be in writing and shall be delivered by both electronic mail transmission and one of the following forms of delivery: (a) personally, in which case notice shall be deemed delivered upon receipt or refusal of delivery; or (b) by reputable overnight delivery service, in which case notice shall be deemed delivered on the date of deposit with such courier. Any notice so given shall be deemed to have been given upon receipt or refusal to accept delivery. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Offeror:

Summer Vista Assisted Living, LLC

Hardcourt Development No. 2, LLC

2131 Banquos Trail

Pensacola, Florida 32503

Attention: Patrick Duplantis, Director

Telephone No.: (813) 240-0125

Facsimile No.: None

Email: pduplantis49@gmail.com

EXHIBIT “6.13” - 2

with a copy to:	Hightower Law Firm 119 North Palafox Street Pensacola, FL 32502 Attention: David E. Hightower, Esquire Telephone No.: (850) 549-3812 Facsimile No.: (850) 607-2663 E-Mail: david@htowerlaw.com

If to Offeree:

CHP II Partners, LP

c/o CNL Healthcare Properties II, Inc.

450 South Orange Avenue, 14th Floor

Orlando, Florida 32801

Attention: Chief Financial Officer and

Assistant General Counsel

Telephone No.: (407) 650-1000

Facsimile No.: (407) 540-2576

E-Mail: kevin.maddron@cnl.com

E-Mail: tracey.bracco@cnl.com

with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Orlando, Florida 32801

Attention: John D. Ruffier, Esquire

Telephone No.: (407) 843-4600

Facsimile No.: (407) 843-4444

E-Mail: john.ruffier@lowndes-law.com

Notice shall be deemed to have been given upon actual receipt by the intended recipient.

4. Miscellaneous.

(a) This Agreement sets forth the entire understanding and agreement of the Parties hereto with respect to the matters set forth herein, and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the Effective Date with respect to the transactions described in this Agreement.

(b) No Party shall be deemed to have waived the exercise of any right which it holds under this Agreement unless such waiver is made expressly and in writing. No delay or omission by any Party in exercising any right shall be deemed a waiver of its future exercise. No waiver made as to any instance involving the exercise of any right shall be deemed a waiver as to any other instance, or any other right.

(c) This Agreement shall be given effect and construed by application of the law of the State of Florida. Any action arising hereunder shall be brought in the courts of Escambia County, Florida.

EXHIBIT “6.13” - 3

(d) No determination that any provision of this Agreement is invalid or unenforceable in any instance shall affect the validity or enforceability of any other such provision, or that provision in any circumstance not controlled by such determination. Each provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

(e) Time shall be of the essence of this Agreement.

(f) This Agreement may be signed in counterparts, all of which when taken together shall constitute the one and same original. The exchange of copies of this Agreement and of signature pages by electronic mail shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by electronic mail shall be deemed to be their original signatures for all purposes.

(g) Each Party hereby acknowledges that all Parties participated equally in the negotiation and drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than against the other.

(h) Offeror and Offeree represent and warrant to each other that neither has dealt with any broker or agent in the negotiation of this Agreement. Offeree agrees to indemnify and hold Offeror harmless from any and all costs or liability for compensation claimed by any broker or agent employed by Offeree or claiming to have been engaged by Offeree in connection with this Agreement. Offeror agrees to indemnify and hold Offeree harmless from any and all costs or liability for compensation claimed by any broker or agent employed by Offeror or claiming to have been engaged by Offeror in connection with this Agreement.

(i) Offeror and Offeree hereby represent and warrant to each other that all consents or approvals required for the execution, delivery and performance of this Agreement have been obtained and that each party (including its signatory) has the right and authority to enter into and perform its covenants contained in this Agreement.

(j) This Agreement shall not be recorded by either Party.

(k) This Agreement shall not be amended, and no obligation of a party shall be waived, except by written instrument signed by both of the Parties.

EXHIBIT “6.13” - 4

IN WITNESS WHEREOF, this Agreement has been executed in manner and form sufficient to bind them as of the date and year first above written.

Signed, sealed and delivered in the presence of:	OFFEROR:
Name: Name:	SUMMER VISTA ASSISTED LIVING, LLC, a Florida limited liability company By:_____________________________ Name: Patrick Duplantis Title: Director
Name: Name:	HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company By:_____________________________ Name: Patrick Duplantis Title: Director

STATE OF FLORIDA

COUNTY OF

The foregoing instrument was acknowledged before me this              day of                 , 2017 by [                            ], as [                            ] of [                            ], a                                                         , on behalf of the                             . He is personally known to me or has produced                                                           as identification.

(NOTARY SEAL)
Signature of Notary Public

Typed or Printed Name of Notary
Commission No.:
My Commission Expires:

EXHIBIT “6.13” - 5

Signed, sealed and delivered in the presence of:	OFFEROR:
Name: Name:

CHP II PARTNERS, LP, a Delaware limited partnership

By: CHP II GP, LLC, a Delaware limited liability company, its General Partner

By: CNL Healthcare Properties II, Inc., a Maryland corporation, its Managing Member

By:_____________________________

Name:

Title:

STATE OF FLORIDA

COUNTY OF ORANGE

The foregoing instrument was acknowledged before me this          day of                 , 2017 by [                            ], as [                            ] of CNL HEALTHCARE PROPERTIES, INC., a Maryland corporation and the Managing Member of CHP GP, LLC, a Delaware limited liability company and the General Partner of CHP PARTNERS, LP, a Delaware limited partnership, on behalf of the corporation. He/She is personally known to me or has produced                                                           as identification.

(NOTARY SEAL)
Signature of Notary Public

Typed or Printed Name of Notary
Commission No.:
My Commission Expires:

EXHIBIT “6.13” - 6

EXHIBIT “A”

Legal Description of the Land

Lot 2, New Hope Place, a replat of a portion of Mallory Heights Unit #3 and subdivision of a portion of Section 16, Township 1 South, Range 29 West, City of Pensacola, Escambia County, Florida as recorded in Plat Book 19 at page 17 of the public records of said County.

EXHIBIT “6.13” - 7

EXHIBIT “8.3.1”

FORM OF SELLERS’ CLOSING CERTIFICATE

——

SELLERS’ CLOSING CERTIFICATE

THIS SELLERS’ CLOSING CERTIFICATE (this “Certificate”) is made and entered into as of the              day of                     , 2017, by SUMMER VISTA ASSISTED LIVING, LLC, , a Florida limited liability company and HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company (together, “Sellers”), to and in favor of CHP II [                            ], LLC, a Delaware limited liability company (“Purchaser”), pursuant to Section 8.3.1 of that certain Asset Purchase Agreement, dated as of                         , 2017, by and between Sellers and Purchaser, as assignee of CHP II PARTNERS, LP (the “Agreement”), with respect to the purchase and sale of the Assets, as defined in the Agreement.

The undersigned, on behalf of Sellers, hereby certifies as follows:

1. I am the duly elected, qualified and acting Director of Sellers, and I have been duly authorized to execute and deliver this Certificate on behalf of Sellers.

2. The representations and warranties set forth in Section 5.1 of the Agreement are true and correct as of the date hereof.

3. Sellers performed all of their covenants and obligations under the Agreement as of the date hereof.

IN WITNESS WHEREOF, Sellers executed this Certificate as of the day and year first above written.

SELLERS: SUMMER VISTA ASSISTED LIVING, LLC, a Florida limited liability company By: _____________________________ Name: Patrick Duplantis Title: Director

EXHIBIT “8.3.1” - 1

HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company By: _____________________________ Name: Patrick Duplantis Title: Director

EXHIBIT “8.3.1” - 2

EXHIBIT “8.3.2”

FORM OF DEED

——

This instrument was prepared

by and should be returned to:

[                                         ]

[                                         ]

[                                         ]

[                                         ]

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED, made and executed as of the              day of                      2017 by HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company, having a mailing address at 2131 Banquos Trail, Pensacola, Florida 32503 (hereinafter referred to as the “Grantor”) to and in favor of CHP II [                        ], LLC, a Delaware limited liability company, whose address is c/o CNL Healthcare Properties II, Inc., 450 South Orange Avenue, Suite 1400, Orlando, Florida 32801, Attention: General Counsel and Senior Vice President (hereinafter referred to as the “Grantee”);

W I T N E S S E T H:

That the Grantor, for and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by these presents grants, bargains, sells, alienates, remises, releases, conveys, and confirms unto the Grantee that certain piece, parcel or tract of land situated in Escambia County, Florida particularly described as follows, to wit: SEE EXHIBIT “A” (hereinafter referred to as the “Subject Property”);

TOGETHER WITH all the tenements, hereditaments, easements and appurtenances, including riparian rights, if any, thereto belonging or in anywise appertaining;

TO HAVE AND TO HOLD the Subject Property in fee simple forever;

AND the Grantor hereby covenants with and warrants to the Grantee that the Grantor is lawfully seized of the Subject Property in fee simple; that the Grantor has good right and lawful authority to sell and convey the Subject Property; and that the Grantor fully warrants the title to the Subject Property and will defend the same against the lawful claims of all persons claiming by, through or under the Grantor, but against none other;

THE conveyance made herein, however, is expressly made SUBJECT TO ad valorem real property taxes and assessments for the year 2017 and thereafter, not yet due and payable, and the easements and restrictions described on EXHIBIT “B” attached hereto, the reference to which shall not operate to reimpose or modify the same.

EXHIBIT “8.3.2” - 1

IN WITNESS WHEREOF, the Grantor has caused these presents to be executed and delivered in manner and form sufficient to bind it as of the day and year first above written.

Signed, sealed and delivered in the presence of	GRANTOR:

HARDCOURT DEVELOPMENT NO. 2, LLC, a
Name:	Florida limited liability company

By:
Name:	Name:	Patrick Duplantis
	Title:	Director

STATE OF FLORIDA

COUNTY OF ___________________

The foregoing instrument was acknowledged before me this              day of                     , 2017 by [                ], as [                ] of [            ], a                 , on behalf of the                 . He is personally known to me or has produced                      as identification.

(NOTARY SEAL)
Signature of Notary Public
Typed or Printed Name of Notary
Commission No.:
My Commission Expires:

EXHIBIT “8.3.2” - 2

EXHIBIT “A”

LEGAL DESCRIPTION

Lot 2, New Hope Place, a replat of a portion of Mallory Heights Unit #3 and subdivision of a portion of Section 16, Township 1 South, Range 29 West, City of Pensacola, Escambia County, Florida as recorded in Plat Book 19 at page 17 of the public records of said County.

EXHIBIT “8.3.2” - 3

EXHIBIT “B”

PERMITTED EXCEPTIONS

[To contain Permitted Exceptions; provided, however, the Deed shall not list as a Permitted Exception any exception for any matters appearing solely on the Survey and not otherwise appearing in the public records of Escambia County, Florida.]

EXHIBIT “8.3.2” - 4

EXHIBIT “8.3.3”

FORM OF BILL OF SALE

——

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is made and entered into on this              day of                     , 2017 (the “Effective Date”), by and between SUMMER VISTA ASSISTED LIVING, LLC, , a Florida limited liability company and HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company (together, “Sellers” and individually a “Seller”), and CHP II [                                    ], LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

WHEREAS, Sellers and CHP II Partners, LP entered into that certain Asset Purchase Agreement, effectively dated as of         ,             2017 (as amended and assigned from time to time, the “Purchase Agreement”) and unless otherwise defined herein, all capitalized terms have the meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, CHP II Partners, LP assigned its interest in the Purchase Agreement to Purchaser pursuant to that certain Assignment and Assumption of Asset Purchase Agreement dated as of the Effective Date; and

WHEREAS, in connection with the sale and purchase of the Assets, each Seller agreed to sell, transfer and convey to Purchaser all of the Fixtures, Personal Property, Consumables, Plans and Specifications, Warranties, General Intangibles, Books and Records and the Other Assets owned by such Seller (collectively the “Conveyed Assets”).

IN CONSIDERATION OF the receipt of TEN DOLLARS ($10.00) and other good and valuable consideration in hand paid by Purchaser to Sellers, the receipt and sufficiency of which are hereby acknowledged and confessed by Sellers, Sellers and Purchaser do hereby agree as follows:

AGREEMENTS

1. Recitals. The foregoing recitals are true, correct and by this reference incorporated herein.

2. Conveyed Assets. Each Seller hereby sells, convey, assign, transfer, set over, and deliver to Purchaser, its successors and assigns, all of the Conveyed Assets owned by such Seller free and clear of all liens all liens, mortgages, security interests, adverse claims, and all encumbrances, and Purchaser hereby purchases and accepts all of the Conveyed Assets, as of the Closing Date.

EXHIBIT “8.3.3” - 1

3. Subject to Terms and Conditions of Purchase Agreement. This Bill of Sale shall be subject to the terms and conditions set forth in the Purchase Agreement and nothing contained in this Bill of Sale shall be construed to limit, terminate or expand the representations, warranties and covenants set forth in the Purchase Agreement.

4. Binding Effect. This Bill of Sale shall be binding upon and inure to the benefit of Purchaser, Sellers and their respective successors and assigns.

5. Governing Law. This Bill of Sale shall be subject to and governed by the laws of the State of Florida.

6. Counterparts. A party hereto may deliver executed signature pages to this Bill of Sale by facsimile transmission or other electronic submission to the other party hereto, which facsimile copy or electronic copy shall be deemed to be an original executed signature page. This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties hereto had signed the same signature page.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURES APPEAR ON FOLLOWING PAGES]

EXHIBIT “8.3.3” - 2

IN WITNESS WHEREOF, Sellers and Purchaser have caused this Bill of Sale to be executed effective as of the date first above written.

SELLERS: SUMMER VISTA ASSISTED LIVING, LLC, a Florida limited liability company

By:
Name: Patrick Duplantis Title: Director

HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company

By:
Name: Patrick Duplantis Title: Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

EXHIBIT “8.3.3” - 3

PURCHASER: CHP II [ ], LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT “8.3.3” - 4

EXHIBIT “8.3.4”

FORM OF ASSIGNMENT AND ASSUMPTION OF FACILITY CONTRACTS, LICENSES AND PERMITS, TENANT LEASES AND RESIDENT AGREEMENTS

——

ASSIGNMENT AND ASSUMPTION OF FACILITY CONTRACTS, LICENSES AND PERMITS, TENANT LEASES, AND RESIDENT AGREEMENTS

THIS ASSIGNMENT AND ASSUMPTION OF FACILITY CONTRACTS, LICENSES AND PERMITS, TENANT LEASES, AND RESIDENT AGREEMENTS (this “Assignment”) is made and entered into on this              day of                  2017, (the “Effective Date”) by and between SUMMER VISTA ASSISTED LIVING, LLC, , a Florida limited liability company and HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company (together, “Assignors” and individually an “Assignor”) and CHP II [                    ], LLC, a Delaware limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignors and CHP II Partners, LP entered into that certain Asset Purchase Agreement, effectively dated as of                 , 2017 (as amended and assigned from time to time, the “Purchase Agreement”) and unless otherwise defined herein, all capitalized terms have the meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, CHP II Partners, LP assigned its interest in the Purchase Agreement to Assignee pursuant to that certain Assignment and Assumption of Asset Purchase Agreement dated as of the Effective Date; and

WHEREAS, Assignors are the owners of the Conveyed Assets (as defined herein); and

WHEREAS, in connection with the sale and purchase of the Assets, each Assignor agreed to assign all of the Conveyed Assets owned by such Assignor to Assignee, and Assignee has agreed to assume from Assignors all of Assignors’ Liabilities with respect to the Conveyed Assets arising or accruing on or after the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Recitals. The foregoing recitals are true, correct and by this reference incorporated herein.

2. Assignment. Each Assignor hereby assigns, sells, transfers, conveys, and delivers to Assignee ll of the following tangible and intangible assets (collectively, the “Conveyed Assets”) owned by such Assignor:

EXHIBIT “8.3.4” - 1

(a) All Facility Contracts to the extent listed on Exhibit A attached hereto, together with any and all security deposits associated with or otherwise relating to such Facility Contracts;

(b) To the extent assignable/transferable under applicable law, all Licenses and Permits to the extent listed on Exhibit B attached hereto;

(c) All Tenant Leases to the extent listed on Exhibit C attached hereto; and

(d) All Resident Agreements to the extent listed on Exhibit D attached hereto, together with any and all security deposits associated with or otherwise relating to such Resident Agreements.

3. Assumption. Assignee hereby accepts the assignment, sale, transfer, conveyance, and delivery of the Conveyed Assets. Assignee hereby assumes all Liabilities of Assignors with respect to the Conveyed Assets which arise or accrue on or after the Effective Date, and agrees to perform all obligations of Assignors with respect to the Conveyed Assets which are to be performed or which become due on or after the Effective Date.

4. Subject to Terms and Conditions of Purchase Agreement. This Assignment shall be subject to the terms and conditions set forth in the Purchase Agreement and nothing contained in this Assignment shall be construed to limit, terminate or expand the representations, warranties and covenants set forth in the Purchase Agreement.

5. Further Assurances. Assignors covenant with Assignee and Assignee covenants with Assignors that each will execute or procure any additional documents necessary to establish the rights of the other hereunder.

6. Counterparts. A party hereto may deliver executed signature pages to this Assignment by facsimile or other electronic transmission to the other party hereto, which facsimile or electronic copy shall be deemed to be an original executed signature page. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties hereto had signed the same signature page.

7. Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignors, Assignee and their respective successors and assigns.

8. Governing Law. This Assignment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURES APPEAR ON FOLLOWING PAGES]

EXHIBIT “8.3.4” - 2

IN WITNESS WHEREOF, Assignors and Assignee have caused this Assignment to be executed effective as of the day first above written.

ASSIGNORS: SUMMER VISTA ASSISTED LIVING, LLC, a Florida limited liability company

By:
Name: Patrick Duplantis Title: Director

HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company

By:
Name: Patrick Duplantis Title: Director

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

EXHIBIT “8.3.4” - 3

ASSIGNEE: CHP II [ ], LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT “8.3.4” - 4

EXHIBIT A

FACILITY CONTRACTS

EXHIBIT “8.3.4” - 5

EXHIBIT B

LICENSES AND PERMITS

EXHIBIT “8.3.4” - 6

EXHIBIT C

TENANT LEASES

EXHIBIT “8.3.4” - 7

EXHIBIT D

RESIDENT AGREEMENTS

EXHIBIT “8.3.5” - 1

EXHIBIT “8.3.5”

FORM OF ASSIGNMENT AND ASSUMPTION OF INTELLECTUAL PROPERTY

——

ASSIGNMENT AND ASSUMPTION OF INTELLECTUAL PROPERTY

THIS ASSIGNMENT AND ASSUMPTION OF INTELLECTUAL PROPERTY (this “Assignment”) is made and entered into as of the              day of                     , 2017 (the “Effective Date”), by and between SUMMER VISTA ASSISTED LIVING, LLC, a Florida limited liability company and HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company (together, “Assignors” and individually an “Assignor”), and CHP II [                    ], LLC, a Delaware limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignors and CHP II Partners, LP entered into that certain Asset Purchase Agreement, effectively dated as of                     , 2017 (as amended and assigned from time to time, the “Purchase Agreement”) and unless otherwise defined herein, all capitalized terms have the meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, CHP II Partners, LP assigned its interest in the Purchase Agreement to Purchaser pursuant to that certain Assignment and Assumption of Asset Purchase Agreement dated as of the Effective Date; and

WHEREAS, Assignors are the owners of the Conveyed Intellectual Property (as defined herein); and

WHEREAS, in connection with the sale and purchase of the Assets, Assignors agreed to assign all of the Intellectual Property relating to the Business owned by such Assignor to Assignee (the “Conveyed Intellectual Property”), and Assignee has agreed to assume from Assignor all of Assignors’ Liabilities with respect to the Conveyed Intellectual Property arising or accruing on or after the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Recitals. The foregoing recitals are true, correct and by this reference incorporated herein.

2. Assignment. Assignors hereby assign, sell, transfer, convey and deliver to Assignee, effective as of the Effective Date, all of the Conveyed Intellectual Property.

3. Assumption. Assignee hereby accepts the assignment, sale, transfer, conveyance, and delivery of the Conveyed Intellectual Property and hereby assumes all obligations and liabilities of Assignors under the Conveyed Intellectual Property which arise or accrue on or after

EXHIBIT “8.3.5” - 1

the Effective Date, and agrees to perform all obligations of Assignors with respect to the Conveyed Intellectual Property which are to be performed or which become due on or after the Effective Date.

4. Subject to Terms and Conditions of Purchase Agreement. This Assignment shall be subject to the terms and conditions set forth in the Purchase Agreement and nothing contained in this Assignment shall be construed to limit, terminate or expand the representations, warranties and covenants set forth in the Purchase Agreement.

5. Further Assurances. Assignors covenant with Assignee and Assignee covenants with Assignor that each will execute or procure any additional documents necessary to establish the rights of the other hereunder.

6. Counterparts. A party hereto may deliver executed signature pages to this Assignment by facsimile or other electronic transmission to the other party hereto, which facsimile or electronic copy shall be deemed to be an original executed signature page. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties hereto had signed the same signature page.

7. Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignors, Assignee and their respective successors and assigns.

8. Governing Law. This Assignment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURES APPEAR ON FOLLOWING PAGES]

EXHIBIT “8.3.5” - 2

IN WITNESS WHEREOF, the Assignor and Assignee have executed this Assignment as of the date set forth above.

ASSIGNORS: SUMMER VISTA ASSISTED LIVING, LLC, a Florida limited liability company
By:
Name:	Patrick Duplantis
Title:	Director
HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company
By:
Name:	Patrick Duplantis
Title:	Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

EXHIBIT “8.3.5” - 3

ASSIGNEE: CHP II [ ], LLC, a Delaware limited liability company
By:
Name:
Title:

EXHIBIT “8.3.5” - 4

Exhibit 8.3.11

Form of Tenant and Resident Notices

NOTICE OF SALE OF THE COMMUNITY

AND ASSIGNMENT OF RESIDENT AGREEMENTS [AND LEASES]

[Insert Date]

Summer Vista Assisted Living Community

3450 Wimbledon Drive

Pensacola, Florida 32504

RE:	Sale of Summer Vista Assisted Living Community (the “Community”) and
Assignment of the Community Resident Agreements [and Leases]

Dear Residents [and Tenants]:

We are writing to notify you that, as of the date hereof:

1. The Community has been sold to subsidiaries of CNL Healthcare Properties II, Inc. (“CHP”), and the rights and obligations of the Community under your Resident Agreement have been assigned to CHP II [                    ], which is one of the subsidiaries of CHP.

2. Future payments to the Community should be made payable to [“                    ”] and should be delivered to the onsite business office or mailed to the following address:[                    ].

[3. Any refundable deposit relating to your Resident Agreement has been transferred to [                    ], who will be responsible for such deposit as set forth in your Resident Agreement.]

Thank you for your understanding. It has been an honor to serve you.

Sincerely, SUMMER VISTA ASSISTED LIVING, LLC, a Florida limited liability company
By:
Name:	Patrick Duplantis
Title:	Director

EXHIBIT “8.3.11” - 1

EXHIBIT “8.3.15”

FORM OF SELLERS’ CERTIFICATE

——

Sellers’ Certificate

This SELLERS’ CERTIFICATE (the “Certificate”) dated                     , 2017, is being delivered by SUMMER VISTA ASSISTED LIVING, LLC, , a Florida limited liability company and HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company (together, “Sellers” and individually a “Seller”), to CNL Healthcare Properties II, Inc., a Maryland corporation (“CNL”), and its applicable subsidiaries, in connection with the acquisition being closed on the date hereof (the “Transaction”), which Transaction is set forth in that certain (i) Asset Purchase Agreement, dated as of                 , 2017, by and among Seller, as Seller, and CHP II Partners, LP, as purchaser, as Purchaser’s interest in such agreement has been assigned by CHP II    Partners, LP to CHP II [                    ], LLC, a Delaware limited liability company (“Purchaser”), by Assignment and Assumption of Asset Purchase Agreement of even date herewith (as amended and assigned, the “Purchase Agreement”, capitalized but undefined terms in this Certificate have the meaning ascribed to them in the Purchase Agreement which is incorporated herein by reference), and (ii) those certain agreements, documents, instruments, certificates, assignments, assumptions, deeds, bills of sale, estoppels, affidavits, notices, terminations and releases executed and delivered between Seller (and its applicable affiliates) and Purchaser (and its applicable affiliates) in connection with the closing of the transactions set forth in the Purchase Agreement (collectively with the Purchase Agreement, the “Transaction Documents”).

After investigation and consultation with all necessary parties, a review of the relevant Transaction Documents and additional relevant documents and records, the undersigned, on behalf of Sellers, hereby certifies, warrants and represents to CNL as follows:

1. I am the duly elected or appointed, qualified and acting representative of Sellers, and I have been duly authorized to execute and deliver this Certificate on behalf of Sellers.

2. To Sellers’ Knowledge, neither CNL, nor any subsidiary of CNL, nor any officer, director, manager, employee, agent, representative or consultant of CNL or any subsidiary of CNL, or any immediate family member of any of the foregoing (each, a “CNL Party”) has, or has ever had, any direct or indirect ownership or beneficial interest in Sellers, any Affiliate of Sellers or any entity having an ownership or beneficial interest in Sellers or any Affiliate of Sellers. To Sellers’ Knowledge, neither Sellers nor any of their Affiliates, nor any of their officers, directors, managers, employees, agents, representatives or consultants, or any immediate family member of any of the foregoing (each, a “Seller Party”), have any agreements (whether oral or written), or intends to have any agreements (whether oral or written), for any dealings or arrangements with any CNL Party that will result in any CNL Party having any direct or indirect ownership or beneficial interest in Sellers or any Affiliate of Sellers.

3. To Sellers’ Knowledge, no CNL Party possesses, or has ever possessed, directly or indirectly, the power to direct or cause the direction of the management of Sellers or any

EXHIBIT “8.3.15” - 1

Affiliate of Sellers, whether through the ownership of voting securities, by contract or otherwise. To Sellers’ Knowledge, no Seller Party has any agreements (whether oral or written), or intends to have any agreements (whether oral or written), for any dealings or arrangements with any CNL Party that will result in any CNL Party having any power to direct or cause the direction of the management of Sellers or any Affiliate of Sellers, whether through the ownership of voting securities, by contract or otherwise.

4. To Sellers’ Knowledge, no CNL Party is currently, or within the last five (5) years has been, an officer, director or manager, nor to Sellers’ Knowledge an employee, agent, representative or consultant of, such Seller. To Sellers’ Knowledge, no Seller Party has any employment, consulting or similar agreements or arrangements (whether oral or written), or intends to have any employment, consulting or similar agreements or arrangements (whether oral or written) or arrangements (whether oral or written), with any CNL Party.

5. To Sellers’ Knowledge, other than as set forth in the Transaction Documents, there are no, and there have not been any, agreements (written or oral), understandings (written or oral), payments, contributions, significant gifts, transfers of interests, personal loans or other consideration made, exchanged or promised, or to be made, exchanged or promised, between or from any Seller Party and or to any CNL Party with respect to negotiation and consummation of the Transactions.

6. To Sellers’ Knowledge, with respect to the business to be operated by a third party tenant as a result of the consummation of the Transaction, no Seller Party has any agreements (whether oral or written), or intends to have any agreements (whether oral or written), for any dealings or arrangements with any CNL Party that will result in the payment of any sum of money, transfer of any interest or any other type of consideration to any CNL Party other than as set forth in the Transaction Documents.

7. Sellers understand that CNL, its securities counsel, its tax counsel and its accountants are relying on this Certificate with respect to CNL’s reporting and other requirements under the rules and regulations of the Securities and Exchange Commission, including, without limitation, the Sarbanes-Oxley Act of 2002.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

EXHIBIT “8.13.15” - 2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

SELLERS:
SUMMER VISTA ASSISTED LIVING, LLC, a Florida limited liability company
By:
Name:	Patrick Duplantis
Title:	Director
HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company
By:
Name:	Patrick Duplantis
Title:	Director

EXHIBIT “8.3.15” - 3

EXHIBIT “8.4.3”

FORM OF PURCHASER’S CLOSING CERTIFICATE

——

PURCHASER’S CLOSING CERTIFICATE

THIS PURCHASER’S CLOSING CERTIFICATE (“Certificate”) is made and entered into as of the             _ day of                     , 2017, by CHP II                     ], LLC, a Delaware limited liability company (“Purchaser”), to and in favor of SUMMER VISTA ASSISTED LIVING, LLC, a Florida limited liability company and HARDCOURT DEVELOPMENT NO. 2, LLC, a Florida limited liability company (together, “Sellers”), pursuant to Section 8.4.3 of that certain Asset Purchase Agreement, dated as of                 , 2017, by and between Sellers and Purchaser, as assignee of CHP II PARTNERS, LP (the “Agreement”), with respect to the purchase and sale of the Assets, as defined in the Agreement.

The undersigned, on behalf of Purchaser, hereby certifies as follows:

1. I am the duly elected, qualified and acting                      of Purchaser, and I have been duly authorized to execute and deliver this Certificate on behalf of Purchaser.

2. The representations and warranties set forth in Section 5.2 of the Agreement are true and correct as of the date hereof.

3. Purchaser performed all of its covenants and obligations under the Agreement as of the date hereof.

IN WITNESS WHEREOF, Purchaser executed this Certificate as of the day and year first above written.

PURCHASER: CHP II [ ], LLC, a Delaware limited liability company

By:
Name:
Title:

SCHEDULE 8.4.3 - 1

SCHEDULE 2.2.5

TENANT LEASES

1)	Genesis Eldercare Rehabilitation Services – therapy services

2)	Janie Ladner – beauty/barber services

3)	Single Facility Lease and Security Agreement between Hardcourt and Summer Vista

SCHEDULE 2.2.5 - 1

SCHEDULE 2.2.6

INTELLECTUAL PROPERTY

1)	Any rights to use the name “Summer Vista Assisted Living Community”

2)	www.summervista.com

3)	Summer Vista Assisted Living Community Logo set forth below:

SCHEDULE 2.2.6 - 1

SCHEDULE 2.2.7

FACILITY CONTRACTS

1)	Assisted Living Locators – referral network

2)	Baptist Hospital, Inc. – laboratory services

3)	Cox Business – phone, internet, video, etc. services

4)	Guardian Pharmacy of NWFL – pharmaceutical products and services

5)	Northwest Florida – Senior Resource Guide – advertising

6)	Pensacola Magazine – advertising agreement

7)	Pro Health – Drug Testing (not an official agreement; e-mail format only)

8)	Reliable Copy Products (Dex Imaging) – copier/printer services

9)	Shred-it – office services

10)	Taylor Linen Services – uniforms

11)	Universal Waste Management – bio-waste disposal

12)	Waste Management Inc. of Florida – non-hazardous waste services

13)	Wells Fargo Lease Agreement (five years) – 2016 Ford Bus Lease (Guaranteed by Superior Residences, Inc., an affiliate of the Current Manager).

14)	Management Agreement – SRI

15)	Green Procedures, Inc. – lawn maintenance

16)	Advance Fire Protection Services, Inc. – fire alarm maintenance

17)	OTIS Maintenance – elevator maintenance

18)	Knox Pest Control, Inc. – pest control

19)	McKesson Medical Supply

20)	US Foods (Guaranteed by Duplantis)

21)	Supreme Paper

22)	FSI Group

SCHEDULE 2.2.7 - 1

23)	Gulf Coast Produce

24)	Flowers Baking Company

25)	Hershey’s Ice Cream

26)	Cawley

27)	Kesco

28)	Buffalo Rock Company

29)	Reinhart

30)	Duncan McCall

SCHEDULE 2.2.7 - 2

SCHEDULE 2.2.8

LICENSES AND PERMITS

1)	Department of Business and Professional Regulation – Two Permits, Elevator Operation

2)	Florida Department of Health – Operating Permit, Food Hygiene, ALF

3)	Florida Department of Health – Operating Permit, Group Care, ALF

4)	Northwest Florida Water Management (construction of well)

5)	State of Florida, AHCA, AL – Standard License and Professional, ECC/LNS License

6)	Fire Alarm and Life Safety System Inspection Certificate

7)	Sprinkler Inspection Certificate

SCHEDULE 2.2.8 - 1

SCHEDULE 2.2.13

RESIDENT AGREEMENTS/RENT ROLL

See attached list of Resident and Rent Roll as of 1/16/2017.

SCHEDULE 2.2.13 - 1

SCHEDULE 2.3.2

THIRD-PARTY ASSETS

1) All removable fixtures and personal property located within the space leased to Genesis Eldercare Rehabilitation Services and intellectual property owned by Genesis Eldercare Rehabilitation Services

2) All removable fixtures, personal property or intellectual property owned by Janie Ladner located within the space leased to Janie Ladner

3) All removable fixtures and personal property owned by Residents and located in or just outside residents’ personal rooms

SCHEDULE 2.3.2 - 1

SCHEDULE 5.1.3

CURRENT MANAGER ASSETS

None.

SCHEDULE 5.1.3 - 1

SCHEDULE 5.1.9

LITIGATION

Continuing Writ of Garnishment Against Salary or Wages – Latasha Knight (served February 13, 2017)

SCHEDULE 5.1.9 - 1

SCHEDULE 5.1.26

FINANCIAL STATEMENTS

See attached financial statements for calendar year 2016.

NOTE: The Facility did not open until mid-February 2016.

SCHEDULE 5.1.26 - 1

SCHEDULE 5.1.28

FORM OF RESIDENT AGREEMENT

See Attached.

SCHEDULE 5.1.28 - 1